                                                                    Exhibit 99.3

                        CONSOLIDATED FINANCIAL STATEMENTS

                              IONICS, INCORPORATED
                          INDEX TO FINANCIAL STATEMENTS

                                                                                                      Page
                                                                                                      ----
Report of Independent Accountants..............................................................        16

Financial Statements:

       Consolidated Statements of Operations for the Years Ended December 31, 2002, 2001,
       and 2000................................................................................        17

       Consolidated Balance Sheets at December 31, 2002 and 2001...............................        18

       Consolidated Statements of Cash Flows for the Years Ended December 31, 2002, 2001,
       and 2000................................................................................        19

       Consolidated Statements of Stockholders' Equity for the Years Ended December 31,
       2002, 2001, and 2000....................................................................        20

       Notes to Consolidated Financial Statements..............................................        21

                        REPORT OF INDEPENDENT ACCOUNTANTS

       To the Board of Directors and Stockholders of Ionics, Incorporated:

In our opinion, the accompanying consolidated balance sheets and related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Ionics, Incorporated and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 8 to the consolidated financial statements, the Company changed its method of accounting for goodwill upon adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" on January 1, 2002.

PricewaterhouseCoopers LLP
Boston, Massachusetts
March 26, 2003, except for Note 6
and the second paragraph of Note 1, as
to which the date is December 23, 2003

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended December 31
---------------------------------------------------------------------------------------------------------
Amounts in Thousands, Except per Share Amounts                      2002            2001          2000
---------------------------------------------------------------------------------------------------------
Revenues:
     Equipment Business Group                                     $ 154,378      $ 161,565      $ 162,060
     Ultrapure Water Group                                          102,407        133,605        156,396
     Consumer Water Group                                            23,633        105,169         91,460
     Instrument Business Group                                       27,741         26,595         28,418
     Affiliated companies                                            12,168         21,219         19,724
---------------------------------------------------------------------------------------------------------
                                                                    320,327        448,153        458,058
                                                                  ---------------------------------------
Costs and expenses:
     Cost of sales of Equipment Business Group                      114,251        126,757        129,160
     Cost of sales of Ultrapure Water Group                          78,423        107,148        123,904
     Cost of sales of Consumer Water Group                           10,393         57,030         50,837
     Cost of sales of Instrument Business Group                      11,719         12,756         12,598
     Cost of sales to affiliated companies                           10,965         20,677         18,372
     Research and development                                         6,462          6,420          7,980
     Selling, general and administrative                             91,195        118,932        112,171
     Impairment of long-lived assets                                      -          1,559            548
     Impairments of goodwill                                              -         10,757            800
---------------------------------------------------------------------------------------------------------
                                                                    323,408        462,036        456,370
                                                                  ---------------------------------------
(Loss) income from continuing operations                             (3,081)       (13,883)         1,688
Interest income                                                       3,463          1,013          1,286
Interest expense                                                     (1,215)        (5,166)        (4,909)
Equity income                                                         3,443          1,396          1,623
---------------------------------------------------------------------------------------------------------

Income (loss) from continuing operations before income
   taxes, minority interest and gain on sale                          2,610        (16,640)          (312)

Gain on sale of Aqua Cool                                             8,160        102,834              -

Income tax (expense) benefit                                         (4,947)       (42,236)           (20)
---------------------------------------------------------------------------------------------------------

Income (loss) from continuing operations before
     minority interest                                                5,823         43,958           (292)
Minority interest in earnings (losses)                                  969           (737)           402
---------------------------------------------------------------------------------------------------------

Income (loss) from continuing operations                              4,854         44,695           (694)
(Loss) income from discontinued operations, net of tax                  (62)             6         (1,176)
---------------------------------------------------------------------------------------------------------

Net income (loss)                                                 $   4,792      $  44,701      $  (1,870)
=========================================================================================================

Basic earnings (loss) per share from continuing operations        $    0.28      $    2.61      $   (0.04)
(Loss) per basic share for discontinued operations                        -              -          (0.07)
Earnings (loss) per basic share                                        0.27           2.61          (0.12)
=========================================================================================================

Diluted earnings (loss) per share from continuing operations      $    0.27      $    2.59      $   (0.04)
(Loss) per basic share for discontinued operations                        -              -          (0.07)
Earnings (loss) per diluted share                                      0.27           2.59          (0.12)
=========================================================================================================

Shares used in basic earnings (loss) per share calculations          17,541         17,106         16,243
Shares used in diluted earnings (loss) per share calculations        17,671         17,246         16,243

The accompanying notes are an integral part of these consolidated financial statements.

]
CONSOLIDATED BALANCE SHEETS

At December 31
---------------------------------------------------------------------------------------------
Dollars in Thousands, Except Share Amounts                             2002            2001
---------------------------------------------------------------------------------------------
Assets
Current assets:
     Cash and cash equivalents                                       $ 136,044      $ 178,280
     Restricted cash                                                     4,250              -
     Short-term investments                                                958             21
     Notes receivable, current                                           6,645          4,892
     Accounts receivable, net                                           92,715        107,967
     Receivables from affiliated companies                              23,642         24,725
     Inventories                                                        30,697         27,708
     Deferred income taxes                                              14,664         16,297
     Assets from discontinued operations                                20,616         22,199
     Other current assets                                               11,795         10,571
---------------------------------------------------------------------------------------------
         Total current assets                                          342,026        392,660
---------------------------------------------------------------------------------------------

Receivables from affiliated companies, long-term                        11,740              -
Notes receivable, long-term                                             24,718         23,210
Investments in affiliated companies                                     22,618         23,798
Property, plant and equipment, net                                     166,795        153,407
Goodwill, net                                                           20,118         18,955
Deferred income taxes, long-term                                        12,591         12,643
Other assets                                                             7,407          8,640
---------------------------------------------------------------------------------------------
         Total assets                                                $ 608,013      $ 633,313
=============================================================================================

Liabilities and Stockholders' Equity
Current liabilities:
     Notes payable and current portion of long-term debt             $   4,134      $  14,257
     Accounts payable                                                   35,677         33,908
     Deferred revenue from affiliated companies                          4,308              -
     Income taxes payable                                               25,692         45,735
     Liabilities from discontinued operations                              486            732
     Other current liabilities                                          43,871         62,234
---------------------------------------------------------------------------------------------
         Total current liabilities                                     114,168        156,866
---------------------------------------------------------------------------------------------

Long-term debt and notes payable                                         9,670         10,126
Deferred income taxes                                                   35,337         34,199
Deferred revenue from affiliated companies                               4,662          3,360
Other liabilities                                                        6,023          5,409
Commitments and contingencies
Stockholders' equity:
     Common stock, par value $1, authorized shares: 55,000,000
         in 2002 and 2001; issued and outstanding: 17,555,046 in
         2002 and 17,477,005 in 2001.                                   17,555         17,477
     Additional paid-in capital                                        190,417        188,555
     Retained earnings                                                 247,109        242,317
     Accumulated other comprehensive loss                              (16,928)       (24,996)
---------------------------------------------------------------------------------------------
         Total stockholders' equity                                    438,153        423,353
---------------------------------------------------------------------------------------------
         Total liabilities and stockholders' equity                  $ 608,013      $ 633,313
=============================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31
-----------------------------------------------------------------------------------------------------------------
Dollars in Thousands                                                         2002           2001           2000
-----------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
      Net income (loss)                                                   $   4,792      $  44,701      $  (1,870)
      Less: (loss) income from discontinued operations                          (62)             6         (1,176)
                                                                          ---------------------------------------
        Income (loss) from continuing operations                              4,854         44,695           (694)

      Adjustments to reconcile net income (loss) from continuing operations to net cash (used) provided by operating activities:
        Depreciation                                                         22,577         31,732         29,348
        Amortization of goodwill                                                  -          2,769          2,829
        Amortization of other intangibles                                       191            146            132
        Impairment of long-lived assets                                           -          1,559            548
        Impairment of goodwill                                                    -         10,757            800
        Gain on sale of Aqua Cool business                                   (8,160)      (102,834)             -
        Provision for losses on accounts and notes receivable                 4,491          4,482          5,104
        Equity in earnings of affiliates                                     (3,443)        (1,396)        (1,623)
        Deferred income tax expense (benefit)                                 1,459         (5,690)        (2,092)
        Changes in assets and liabilities,
        net of effects of businesses acquired:
          Notes receivable                                                   (4,499)        (6,538)        (7,913)
          Accounts receivable                                                15,352         22,152        (47,757)
          Receivables from affiliated companies                              (8,917)       (23,933)           439
          Inventories                                                        (2,133)        (1,061)          (334)
          Other current assets                                                 (694)         3,894           (942)
          Investments in affiliated companies                                 4,861            782          3,443
          Deferred income tax assets                                          1,685         (7,844)       (16,366)
          Accounts payable and accrued expenses                             (13,445)        (8,336)        20,390
          Customer deposits                                                   1,363         (2,682)         2,372
          Deferred revenue from affiliates                                    5,493          3,360              -
          Income taxes payable                                              (22,496)        51,425         15,260
          Other                                                              (1,106)        (5,567)           538
                                                                          ---------------------------------------
             Net cash (used) provided by operating activities                (2,567)        11,872          3,482
                                                                          ---------------------------------------
INVESTING ACTIVITIES:
        Additions to property, plant and equipment                          (32,787)       (39,169)       (38,167)
        Disposals of property, plant and equipment                            1,836          1,567         11,325
        Additional investments in affiliated companies                         (230)        (4,799)        (9,515)
        Proceeds from sale of Aqua Cool                                           -        210,476              -
        (Purchase) sale of short-term investments                              (836)           413           (931)
        Acquisitions, net of cash acquired                                   (1,035)             -         (4,491)
                                                                          ---------------------------------------
             Net cash (used) provided by investing activities               (33,052)       168,488        (41,779)
                                                                          ---------------------------------------
FINANCING ACTIVITIES:
        Restricted cash                                                      (4,250)             -              -
        Principal payments on current debt                                  (73,678)      (171,343)       (97,891)
        Proceeds from borrowings of current debt                             62,846        116,476        145,508
        Principal payments on long-term debt                                   (989)        (1,390)        (2,827)
        Proceeds from borrowings of long-term debt                              553          1,294          5,666
        Proceeds from issuance of common stock                                    -         21,814              -
        Proceeds from stock option plans                                      1,661          4,990          2,734
                                                                          ---------------------------------------
             Net cash (used) provided by financing activities               (13,857)       (28,159)        53,190
                                                                          ---------------------------------------
Effect of exchange rate changes on cash                                       5,962           (520)          (362)
Net cash (used) provided by continuing operations                           (43,514)       151,681         14,531
Net cash provided (used) by discontinued operations                           1,278          1,105         (2,203)
Net change in cash and cash equivalents                                     (42,236)       152,786         12,328
Cash and cash equivalents at end of prior year                              178,280         25,494         13,166
                                                                          ---------------------------------------
Cash and cash equivalents at end of current year                          $ 136,044      $ 178,280      $  25,494
                                                                          =======================================

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                             Accumulated
                                                  Common Stock       Additional                 Other
                                              ---------------------   Paid-In    Retained   Comprehensive
Dollars in Thousands                            Shares    Par Value   Capital    Earnings   (Loss) Income
---------------------------------------------------------------------------------------------------------
Balance December 31, 1999                     16,201,483  $  16,201  $ 159,288   $ 199,304    $ (12,905)

Comprehensive income:
     Net income                                        -          -          -      (1,870)           -
     Translation adjustments, (tax $2,227)             -          -          -           -       (6,333)
Total comprehensive income


Stock options exercised                          163,200        164      2,570           -            -
Tax benefit of stock option activity                   -          -        156           -            -
Shares issued to directors                         4,346          4        100           -            -
Restricted stock shares issued                    17,937         18          -           -            -
Restricted stock shares forfeited                (17,937)       (18)         -           -            -
Adjustment of equity ownership                         -          -          -         182            -
Amortization of unearned compensation                  -          -          -           -            -
---------------------------------------------------------------------------------------------------------

Balance December 31, 2000                     16,369,029     16,369    162,114     197,616      (19,238)

Comprehensive income:
     Net income                                        -          -          -      44,701            -
     Other comprehensive income, net of tax:
       Translation adjustments, (tax $974)             -          -          -           -       (4,112)
       Minimum pension liability
         adjustment, (tax $1,009)                      -          -          -           -       (1,646)

Total comprehensive income


Stock options exercised                          228,650        229      4,761           -            -
Tax benefit of stock option activity                   -          -        641           -            -
Shares issued to directors                         4,326          4        100           -            -
Shares issued for private placement              875,000        875     20,939           -            -
---------------------------------------------------------------------------------------------------------

BALANCE DECEMBER 31, 2001                     17,477,005     17,477    188,555     242,317      (24,996)

COMPREHENSIVE INCOME:
     NET INCOME                                        -          -          -       4,792            -
     OTHER COMPREHENSIVE INCOME, NET OF TAX:
       TRANSLATION ADJUSTMENTS, (TAX $2,195)           -          -          -           -        9,844
       MINIMUM PENSION LIABILITY
         ADJUSTMENT, (TAX $1,089)                      -          -          -           -       (1,776)

TOTAL COMPREHENSIVE INCOME


STOCK OPTIONS EXERCISED                           72,937         73      1,588           -            -
TAX BENEFIT OF STOCK OPTION ACTIVITY                   -          -        159           -            -
SHARES ISSUED TO DIRECTORS                         5,104          5        115           -            -
---------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 2002                     17,555,046  $  17,555  $ 190,417   $ 247,109    $ (16,928)
=========================================================================================================


                                                               Total
                                                Unearned    Stockholders'
Dollars in Thousands                          Compensation     Equity
-------------------------------------------------------------------------
Balance December 31, 1999                        $ (36)     $     361,852

Comprehensive income:
     Net income                                      -             (1,870)
     Translation adjustments, (tax $2,227)           -             (6,333)
                                                            -------------
Total comprehensive income                                         (8,203)
                                                            -------------

Stock options exercised                              -              2,734
Tax benefit of stock option activity                 -                156
Shares issued to directors                           -                104
Restricted stock shares issued                       -                 18
Restricted stock shares forfeited                    -                (18)
Adjustment of equity ownership                       -                182
Amortization of unearned compensation               36                 36
-------------------------------------------------------------------------

Balance December 31, 2000                            -            356,861

Comprehensive income:
     Net income                                      -             44,701
     Other comprehensive income, net of tax:
       Translation adjustments, (tax $974)           -             (4,112)
       Minimum pension liability
         adjustment, (tax $1,009)                    -             (1,646)
                                                            -------------
Total comprehensive income                                         38,943
                                                            -------------

Stock options exercised                              -              4,990
Tax benefit of stock option activity                 -                641
Shares issued to directors                           -                104
Shares issued for private placement                  -             21,814
-------------------------------------------------------------------------

BALANCE DECEMBER 31, 2001                            -            423,353

COMPREHENSIVE INCOME:
     NET INCOME                                      -              4,792
     OTHER COMPREHENSIVE INCOME, NET OF TAX:
       TRANSLATION ADJUSTMENTS, (TAX $2,195)         -              9,844
       MINIMUM PENSION LIABILITY
         ADJUSTMENT, (TAX $1,089)                    -             (1,776)
                                                            -------------
TOTAL COMPREHENSIVE INCOME                                         12,860
                                                            -------------

STOCK OPTIONS EXERCISED                              -              1,661
TAX BENEFIT OF STOCK OPTION ACTIVITY                 -                159
SHARES ISSUED TO DIRECTORS                           -                120
-------------------------------------------------------------------------
BALANCE DECEMBER 31, 2002                        $   -      $     438,153
=========================================================================

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

The Company is involved worldwide in the manufacture and sale of membranes, equipment for the purification, concentration, treatment and analysis of water and wastewater, in the supply of purified water, food and chemical products, and in the sale of home water purification equipment. Principal markets include the United States, Europe and Asia, as well as other international markets.

Basis of Presentation

Certain prior year amounts have been reclassified to conform to the current year presentation with no impact on net income. During the third quarter ended September 30, 2003, the Company's management and Board of Directors approved a plan of disposition to sell its consumer chemical business, the Elite Consumer Products division in Ludlow, MA, which is part of the Company's Consumer Water Group segment. Accordingly, the Company's consolidated financial statements and notes have been reclassified to reflect this business as a discontinued operation in accordance with Financial Accounting Standards Board Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." As part of the Company's adoption of a matrix business organization effective January 1, 2002, results associated with the Company's trailer leasing and non-consumer bleach based chemical supply businesses are included in the Ultrapure Water Group (UWG) segment, rather than the Equipment Business Group (EBG) segment where they had historically been presented. Segment information for all periods has been presented to reflect these changes. (See Note 18.)

Revenue Recognition

For certain contracts involving customized equipment eligible for contract accounting under American Institute of Certified Public Accountants ("AICPA") Statement of Position No. 81-1, "Accounting for Performance of Construction-Type and Certain Construction-Type Contracts" (SOP 81-1), revenue is recognized using the percentage of completion accounting method based upon an efforts-expended method. The nature of these contracts and the types of products and services provided are considered in determining the proper accounting for a given contract. Long-term, fixed-price and cost plus fixed-fee contracts are recorded on a percentage of completion basis using the cost-to-cost method of accounting where revenue is recognized based on the ratio of costs incurred to estimated total costs at completion. The Company follows this method since reasonably dependable estimates of the costs of the total contract can be made. As a general rule, sales and profits are recognized earlier under the cost-to-cost method of percentage of completion accounting compared to the completed contract method. Contract accounting requires significant judgment relative to assessing risks, estimating contract costs and making related assumptions regarding schedules and technical issues. Due to the size and nature of the Company's long-term contracts, the estimation of cost at completion is complicated and subject to numerous variables. Contract costs include material, labor, subcontracting and other related costs. Assumptions must be made relative to the length of time to complete the contract. With respect to contract change orders, claims or similar items, judgment must be used in estimating related amounts and assessing the potential for realization. Such amounts are only included in the contract value when they can be reliably estimated and realization is reasonably assured, generally upon receipt of a customer-approved change order. Given the significance of the judgments and estimation processes described above, it is likely that materially different amounts could be recorded if different assumptions were used or if underlying circumstances were to change. The Company closely monitors compliance and consistency of application of its critical accounting policies related to contract accounting. In addition, reviews of the status of contracts are performed through periodic contract status and performance reviews. In all cases, changes to total estimated costs and anticipated losses, if any, are recognized in the period in which determined.

For contracts involving the sale of equipment to a joint venture or other unconsolidated affiliated entity in which the Company has an ownership interest, the extent of revenue and profit recognized while the contract is being performed varies based on the level of equity interest held by the Company. Generally, when the Company's equity ownership in the affiliated customer is less than 20% and accounts for such interest on a cost basis, no revenue or profit is eliminated as the contract is being performed. When the Company's equity ownership is between 20% and 50%, provided that the Company does not exercise effective control over the affiliated entity, the Company recognizes revenue as the contract is being performed but eliminates a portion of the profit equal to the Company's equity ownership percentage in the entity. After construction has been completed and commercial operations have commenced, the resulting eliminated intercompany profit is amortized into revenue over the estimated useful life of the equipment owned by the affiliated entity. When the Company's equity ownership exceeds 50%, or in instances where the Company effectively controls the affiliated entity, no revenue or profit is recognized on the sale of equipment as the contract is executed, and all of the profit on the contract is eliminated and amortized over the estimated useful life of the equipment after construction has been completed and commercial operations have commenced.

With respect to the Company's sale of equipment to Desalcott (the project company) in connection with the Trinidad project where the Company is a 40% equity owner of Desalcott, since the Company is considered to have provided all of the cash equity funding for the project either directly or through a loan to the Company's local majority partner, equipment revenue earned has been recognized to the extent of costs incurred as the contract is executed; however, all of the profit has been eliminated, and will be amortized over the estimated useful life of the equipment after construction has been completed and commercial operations have commenced.

The "Revenues (Affiliated Companies)" and "Cost of sales to affiliated companies" included in the Statement of Operations reflect the revenue and costs recorded from the sales of equipment to joint ventures or other unconsolidated entities. Revenue is recognized in accordance with SOP 81-1 or with Securities and Exchange Commission's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101), as appropriate, less the amount of intercompany profit eliminated equal to the Company's ownership interest in the affiliated companies. Eliminated intercompany profit, as described above, is amortized over the useful life of the equipment placed in service by the affiliated company (e.g. 23 years of the Trinidad project, and 27 years for the Kuwait project). The Company believes that the amortization of the intercompany profits is not material to the Company's financial statements. The amount of deferred profit at December 31, 2002 was approximately $4.5 million.

In addition to the construction and sale of customized equipment to its customers, the Company also enters into water and other concession agreements under which the Company "owns and operates" desalination or water treatment facilities to produce and supply water to its customers. Under these contracts, where the Company remains the owner of the facility or equipment, revenue and profit is recognized as water quantities are sold to the customer (or, alternatively, pursuant to a "take or pay" arrangement if minimum quantities are not purchased). More specifically, the revenue derived from these contracts is generally recognized based on actual meter readings and agreed-upon rates in effect during the term of the contract. The constructed equipment is capitalized by the Company, included in property, plant and equipment, and amortized to cost of sales over the shorter of the estimated useful life of the equipment or the contract term.

For sales of standard products and equipment not governed by SOP 81-1, such as the sale of instruments and consumer water products, the Company follows the guidance provided by SAB 101. The Company does not recognize revenue unless there is persuasive evidence of an arrangement, title and risk of loss has passed to the customer, delivery has occurred or the services have been rendered, the sales price is fixed or determinable and collection of the related receivable is reasonably assured. It is the Company's policy to require an arrangement with its customers, either in the form of a written contract or purchase order containing all of the terms and conditions governing the arrangement, prior to the recognition of revenue. Title and risk of loss generally pass to the customer at the time of delivery of the product to a common carrier. At the time of the transaction, the Company assesses whether the sale price is fixed or determinable and whether or not collection is reasonably assured. The Company assesses whether the sale price is fixed or determinable based upon the payment terms of the arrangement. If the sales price is not deemed to be fixed or determinable, revenue is recognized as the amounts become due from the customer. The Company does not generally offer a right of return on its products and the products are generally not subject to customer acceptance rights. The Company assesses collectibility based on a number of factors, including past transaction and collection history with a customer and the credit-worthiness of the customer. The Company performs ongoing credit evaluations of its customers' financial condition but generally does not require collateral from its customers. If the Company determines that collectibility of the sales price is not reasonably assured, revenue is deferred until such time as collection becomes reasonably assured, which is generally upon receipt of payment from the customer. The Company includes shipping and handling costs in revenue and cost of sales.

The Company provides lease financing to consumers for the purchase of certain home water treatment systems. Prior to entering into the lease agreement, the Company evaluates the creditworthiness of its customer and generally collateralizes the lease receivable with a security interest in the customer's personal residence. At the time the lease transaction is consummated, the Company recognizes revenue for the full amount of the sales value of the equipment and records a lease receivable on its balance sheet. Interest income is recognized by the Company over the term of the lease based on the interest rate stated in the lease. The Company evaluates the collectibility of its lease receivables based on its historical loss experience and assessment of prospective risk, and does so through ongoing reviews of its receivables portfolio.

The Company provides support services to customers primarily through service contracts, and the Company typically recognizes support service revenue ratably over the term of the service contract or as services are rendered.

The Company also rents equipment to customers under short-term rental agreements. The Company generally invoices customers monthly and recognizes revenue over the rental period based on amounts billed. The rental equipment is capitalized and depreciated to cost of sales over its estimated useful life.

Cash Equivalents

Short-term investments with an original maturity of 90 days or less from the date of acquisition are classified as cash equivalents.

Restricted Cash

At December 31, 2002, the Company had $4.3 million in restricted cash. This amount represents cash received from a customer that was pledged to decrease the banking fees associated with a letter of credit the Company issued against an advance payment it received for work to be performed on the Kuwait wastewater treatment facility.

Investments

Management determines the appropriate classification of its investment in debt securities at the time of purchase. Debt securities which the Company has the ability and positive intent to hold to maturity are classified accordingly and carried at amortized cost. The Company is not involved in activities classified as the trading of investments.

Allowance for Doubtful Accounts

The Company evaluates the adequacy of its reserve for doubtful accounts on an ongoing basis through detailed reviews of its receivables portfolio. Estimates are used in determining the Company's allowance for bad debts and are based on historical collection experience, current trends including prevailing economic conditions and adverse events that may affect a customer's ability to repay, percentage of accounts receivable by aging category, and other factors such as the financial condition of large customers. The Company makes adjustments to its reserve if the evaluation of reserve requirements differs from the actual aggregate reserve. This evaluation is inherently subjective because estimates may be revised as more information becomes available. Reserves for doubtful accounts are established through a charge to operations included in selling, general and administrative expenses.

Notes Receivable

Notes receivable have been reported at their estimated net realizable value. The allowance for uncollectible notes receivable totaled $707,000 and $561,000 at December 31, 2002 and 2001, respectively.

Inventories

Inventories are carried at the lower of cost (first-in, first-out basis) or market.

Investments in Affiliated Companies

The Company consolidates the balance sheet and results of operations of all wholly and majority owned subsidiaries and controlled affiliates. The Company also holds minority investments in certain private companies having complementary or strategic operations in different geographical locations around the world. These investments are included in investments in affiliates and include investments accounted for under the equity method of accounting. Under the equity method of accounting, which generally applies to investments that represent a 20% to 50% ownership of the equity securities of the affiliates, the Company's proportionate share of the earnings or losses of the affiliates is included in equity income. With respect to the Company's investment in Desalcott, the Company records 100% of any net loss and 40% of any net income reported by Desalcott. In periods in which Desalcott has an accumulated loss (as opposed to retained earnings), the Company records 100% of any net income of Desalcott up to the amount of Desalcott's accumulated loss, and 40% of any net income thereafter. Realization of the Company's investments in equity securities may be affected by the affiliate's ability to obtain adequate funding and execute its business plans, general market conditions, industry considerations specific to the affiliate's business, and other factors.

The ability of an affiliate to obtain future funding or successfully execute its business plan could adversely affect the Company's earnings in the periods affected by those events. Future adverse changes in market conditions or poor operating results of underlying investments could result in losses or in an inability to recover the carrying value of the investments that may not be reflected in an investment's current carrying value, thereby possibly requiring an impairment charge in the future. The Company records an impairment charge when it believes an investment has experienced a decline in value that is other-than-temporary.

Property, Plant and Equipment

Property, plant and equipment is recorded at cost. Maintenance and repair costs are expensed as incurred. Significant additions and improvements are capitalized and depreciated. When an asset is retired or sold, any resulting gain or loss is included in the results of operations. Interest payments on debt capitalized as property, plant and equipment amounted to $268,000, $81,000 and $320,000 in 2002, 2001 and 2000, respectively. In general, depreciation is computed on a straight-line basis over the expected useful lives of the assets, as follows:

Classification                                                            Depreciation Lives
--------------------------------------------------------------------------------------------
Buildings and improvements                                                   10 - 40 years
Machinery and equipment, including supply equipment                           3 - 25 years
Other                                                                         3 - 12 years

In certain situations the units of production method is utilized in order to achieve a more appropriate matching of revenues and expenses.

The Company's policy is to depreciate processing plants, other than leased equipment, over the shorter of their useful lives or the term of the corresponding supply contracts.

Impairment of Long-Lived Assets

On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS 144). In accordance with SFAS 144, the Company assesses the potential impairment of identifiable intangibles and other long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors the Company considers important which could indicate an impairment include significant underperformance relative to historical or projected future operating results, significant changes in the manner of the Company's use of the acquired asset or the strategy for its overall business and significant negative industry or economic trends. When the Company determines that the carrying value of intangible and other long-lived assets may not be recoverable, the related estimated future undiscounted cash flows expected to result from the use of the asset and its eventual disposition are compared to the carrying amount of the asset. If the sum of the estimated future cash flows is less than the carrying amount, the Company records an impairment based on the estimated discounted cash flows using a discount rate determined by Company management to be commensurate with the associated risks

Goodwill

Goodwill represents the excess acquisition cost over the fair value of the net assets acquired in the purchase of various entities. On January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets" (SFAS 142) that requires, among other things, the discontinuance of goodwill amortization. In accordance with SFAS 142, amortization of goodwill was discontinued as of January 1, 2002. Prior to the adoption of SFAS 142, goodwill was amortized on a straight-line basis over its estimated useful life, which generally was a period ranging from 10 to 40 years. SFAS 142 requires the Company to evaluate goodwill for impairment on an annual basis. The Company evaluates the recoverability of goodwill annually in the fourth quarter, or more frequently if events or changes in circumstances, such as declines in sales, earnings or cash flows or material adverse changes in the business climate, indicate that the carrying value of an asset might be impaired. Goodwill is considered to be impaired when the net book value of a reporting unit exceeds its estimated fair value. Fair values are primarily determined using a discounted cash flow methodology. The determination of discounted cash flows is based on the businesses' strategic plans and future forecasts. The revenue growth rates included in the plans are management's best estimates based on current and forecasted market conditions and the profit margin assumptions are projected by each reporting unit based on the current cost structure, as well as any anticipated cost reductions. The Company completed its annual impairment test in the fourth quarter of 2002 using its best estimate of forecasts for future periods. No adjustment was required to the carrying value of goodwill based on the analysis performed

Warranty Obligations

The Company's products are generally subject to warranty and related costs are provided for in cost of revenues when revenue is recognized. While the Company engages in extensive product quality programs and processes, the Company's warranty obligation is based upon historical product failure rates and costs incurred in correcting a product failure. If actual product failure rates or the costs associated with fixing failures differ from historical rates, adjustments to the warranty liability may be required in the period in which determined. The changes in the carrying amount of product warranties for the year ended December 31, 2002 are as follows:

              Dollars in thousands                                     2002
              --------------------                                   --------
Balance at end of prior year                                         $   844
Accruals for warranties issued during the period                         934
Accruals related to pre-existing warranties                               15
Settlements made (in cash or in kind) during the period               (1,168)
                                                                     -------
Balance at end of year                                               $   625
                                                                     =======

Research and Development

All research and development costs are expensed as incurred.

Foreign Exchange

Assets and liabilities of foreign affiliates and subsidiaries, for which the local currency is the functional currency, are translated into U.S. dollars at year-end exchange rates, and the related statements of operations are translated at average exchange rates during the year. Translation gains and losses are accumulated net of income tax as a separate component of stockholders' equity.

Some transactions of the Company and its subsidiaries are made in currencies different from their functional currency. Gains (losses) on these transactions or balances are included in selling, general and administrative expense as they occur. Net foreign currency transaction gains (losses) included in income before income taxes and minority interest totaled $2.8 million, $(0.6) million and $(0.8) million for 2002, 2001 and 2000, respectively.

Income Taxes

The Company estimates income taxes in each of the jurisdictions in which it operates and involves an assessment of permanent and temporary differences resulting from differing treatment of items for tax and book accounting purposes. Temporary differences result in deferred tax assets and liabilities, which are included within the consolidated balance sheet. The Company must also assess the likelihood that any deferred tax assets will be recovered, and must establish a valuation allowance to the extent that it believes that it is more likely than not any deferred tax asset will not be utilized from future taxable income. To the extent the Company has established a valuation allowance, income tax expense is recorded in the statement of operations. At any time, the Company's income tax expense could be impacted by changes in tax laws, or by administrative actions or court rulings.

The Company has taken tax positions in its worldwide corporate income tax filings based on careful interpretations of global statutes, rules, regulations and court decisions that may be applied and interpreted differently by various taxing jurisdictions. These taxing jurisdictions may or may not challenge the Company's application and interpretation of a wide body of tax jurisprudence. However, the Company does not anticipate that any sustained challenge by any taxing jurisdiction could have a material adverse effect on its financial position or net income.

The Company has elected not to provide tax on certain undistributed earnings of its foreign subsidiaries which it considers to be permanently reinvested. The cumulative amount of such unprovided taxes was approximately $9.7 million, $8.2 million and $5.1 million as of December 31, 2002, 2001 and 2000, respectively.

Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding during the reporting period. Diluted earnings (loss) per share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding while giving effect to all potentially dilutive common shares that were outstanding during the period calculated using the treasury stock method which determines the additional common shares that are issuable upon the exercise of outstanding stock options.

Comprehensive Income (Loss)

The Company reports comprehensive income (loss) in the Statements of Stockholders' Equity. For 2002, comprehensive income was $12.9 million and consisted of net income, foreign currency translation adjustments and minimum pension liability adjustment, net of tax effect. In 2001 and 2000, comprehensive income (loss) was $38.9 million and $(8.2) million, respectively, consisting primarily of net income (loss) and translation adjustments, net of tax effect.

Derivative Instruments

The Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS 137 and SFAS 138 in the first quarter of 2001. SFAS 133 requires all derivatives to be recognized on the balance sheet at fair value. The adoption of SFAS 133 did not have a material impact on the Company's financial position or results of operations. The Company conducts business in a number of foreign countries, with certain transactions denominated in local currencies. The purpose of the Company's foreign currency management is to minimize the effect of exchange rate fluctuations on certain foreign denominated monetary assets and anticipated cash flows. The terms of currency instruments used for hedging purposes are consistent with the timing of the transactions being hedged. The Company does not use derivative financial instruments for trading or speculative purposes. For purposes of presentation within the statement of cash flows, derivative gains and losses are presented within cash provided by operating activities.

The Company enters into foreign currency forward contracts to hedge its exposures associated with a portion of its forecasted revenue transactions. These derivative instruments are designated as foreign currency cash flow hedges. All outstanding derivatives are recognized on the balance sheet at fair value and changes in their fair value are recorded in accumulated other comprehensive income (loss) until the underlying forecasted transaction occurs. Once the underlying forecasted transaction is realized, the gain or loss from the derivative designated as a hedge of the transaction is reclassified from accumulated other comprehensive income (loss) to the statement of operations in the related revenue caption. In the event the underlying forecasted transaction does not occur, the amount recorded in accumulated other comprehensive income
(loss) will be reclassified to selling, general and administrative expense in the statement of operations in the then-current period. No amounts were reclassified from accumulated other comprehensive income (loss) to "Selling, general and administrative expense" during 2002, 2001 or 2000. The Company's cash flow hedges generally mature within two years or less.

The Company also enters into foreign exchange forward contracts to hedge its exposures associated with foreign-currency denominated assets and liabilities. These derivative instruments are designated as foreign currency fair value hedges. The derivatives are recognized on the balance sheet at fair value and period-end changes in fair value are recorded in selling, general and administrative expense in the statement of operations.

Since the Company is using foreign exchange derivative contracts to hedge foreign exchange exposures, the changes in the value of the derivatives are highly effective in offsetting changes in the cash flows of the hedged item. Hedge effectiveness is assessed on a quarterly basis. Any ineffective portion of the derivatives designated as cash flow hedges is recognized in current earnings in "Selling, general and administrative expense." The ineffective portion of the derivatives consists of discounts or premiums on forward contracts and gains or losses associated with differences between actual and forecasted amounts. In any instance in which the designated hedged item matures, is terminated, or, in the case of an anticipated transaction, is deemed unlikely to occur, the related derivative contract is closed and any gain or loss is immediately recognized in the Statement of Operations in "Selling, general and administrative expense."

Accounting for Stock-Based Compensation

The Company applies the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for its stock-based compensation plans. Accordingly, any difference between the option price and the fair market value of the stock at the date of grant is charged to operations over the expected period of benefit to the Company. During 2002, 2001 and 2000, no stock-based compensation expense is reflected in net income as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

The following table illustrates the pro forma effect on net income and earnings per share if the Company had applied the fair value method of accounting for stock options and other equity instruments defined by SFAS No. 123, "Accounting for Stock-Based Compensation." The effect of applying SFAS No. 123 in the pro forma disclosure are not indicative of future awards, which are anticipated. SFAS No. 123 does not apply to awards prior to 1995.

(Amounts in thousands, except per share amounts)
                                                                                  2002       2001        2000
                                                                                -------------------------------
    Income (loss) from continuing operations, as reported                       $ 4,854    $ 44,695    $   (694)
    (Loss) income from discontinued operations, as reported                         (62)          6      (1,176)
                                                                                -------------------------------
    Net income (loss), as reported                                              $ 4,792    $ 44,701    $ (1,870)

    Less: Stock-based employee compensation expense determined
    under fair value method for all awards, net of related tax effects            2,652       2,596       3,047
                                                                                -------------------------------

    Pro forma net income (loss)                                                 $ 2,140    $ 42,105    $ (4,917)
                                                                                ===============================

    Earnings (loss) per basic share from continuing operations,
       as reported                                                              $  0.28    $   2.61    $  (0.04)
    (Loss) earnings per basic share from discontinued
       operations, as reported                                                     0.00        0.00       (0.07)
                                                                                -------------------------------
    Earnings (loss) per basic share, as reported                                $  0.27    $   2.61    $  (0.12)
                                                                                ===============================
    Earnings (loss) per basic share, pro forma                                  $  0.12    $   2.46    $  (0.30)
                                                                                ===============================

    Earnings (loss) per diluted share from continuing operations,
       as reported                                                                 0.27        2.59       (0.04)
    (Loss) earnings per diluted share from discontinued
       operations, as reported                                                     0.00        0.00       (0.07)
                                                                                -------------------------------
    Earnings (loss) per diluted share, as reported                              $  0.27    $   2.59    $  (0.12)
                                                                                ===============================
    Earnings (loss) per diluted share, pro forma                                $  0.12    $   2.44    $  (0.30)
                                                                                ===============================

The fair value of each option granted during 2002, 2001 and 2000 is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                                        2002       2001        2000
                                                                        ----       ----        ----
Expected term (years)                                                      6          5           5
Volatility                                                              42.2%      38.6%       37.4%
Risk-free interest rate (zero coupon U.S. treasury note)                 3.7%       4.9%        6.3%
Dividend yield                                                          NONE       None        None

Use of Estimates

The preparation of financial statements, in conformity with generally accepted accounting principles in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 143, "Accounting for Obligations Associated with the Retirement of Long-Lived Assets." SFAS No. 143 provides the accounting requirements for retirement obligations associated with tangible long-lived assets. SFAS No. 143 is effective for financial statements for fiscal years beginning after June 15, 2002. The Company does not believe that SFAS No. 143 will have a material impact on its financial position or results of operations.

In May 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002." SFAS No. 145 rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that statement. SFAS No. 145 amends FASB Statement No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. SFAS No. 145 is effective for financial statements for fiscal years beginning after May 15, 2002. The Company does not believe that SFAS No. 145 will have a material impact on the Company's financial position or results of operations.

In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company does not believe that SFAS No. 146 will have a material impact on the Company's financial position or results of operations.

In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" (FIN 45). Along with new disclosure requirements, FIN 45 requires guarantors to recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken in issuing the guarantee. This differs from the current practice to record a liability only when a loss is probable and reasonably estimable; FIN 45 also requires a guarantor to provide enhanced disclosures concerning guarantees, even when the likelihood of making a payment under the guarantee is remote. The recognition and measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002 while the enhanced disclosure requirements are effective for periods ending after December 15, 2002. The Company does not believe that the adoption of FIN 45 will have a material impact on the Company's financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" which amended SFAS No. 123, "Accounting for Stock-Based Compensation". This Statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation. It also amends the disclosure provisions to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. The provisions of this Statement are to be applied to financial statements for fiscal years ending after December 15, 2002. The adoption of SFAS 148 will not have a material impact on the Company's financial position or results of operations.

In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51 (FIN 46). This interpretation addresses the consolidation of certain variable interest entities (VIEs) for which a controlling financial interest exists. FIN 46 applies immediately to financial interests obtained in VIEs after January 31, 2003. It applies in the first fiscal year or interim period beginning after June 15, 2003, to VIEs in which a financial interest was obtained before February 1, 2003. FIN 46 may be applied prospectively with a cumulative-effect adjustment or by restating previously issued financial statements with a cumulative-effect adjustment as of the beginning of the first year restated. The Company has a financial interest in certain entities that may be considered VIEs under FIN 46 (See Notes 5 and 9 for additional information concerning

Investments in Affiliated Companies). The Company is currently evaluating the impact of FIN 46 on its Investments in Affiliated Companies and if the Company determines that it has a controlling financial interest in any of these entities, consolidation may be required. The ultimate effect of adopting FIN 46 on the Company s financial position or results of operations has not yet been determined.

NOTE 2. CONSOLIDATED BALANCE SHEET DETAILS

       Dollars in Thousands                     2002                2001
---------------------------------------------------------------------------
Raw materials                                $  17,706            $  17,290
Work in process                                  6,628                6,445
Finished goods                                   6,363                3,973
---------------------------------------------------------------------------
Inventories                                  $  30,697            $  27,708
===========================================================================

Land                                         $   5,527            $   6,238
Buildings                                       40,179               36,322
Machinery and equipment                        259,471              229,194
Other, (includes furniture,
    fixtures and vehicles)                      31,742               29,182
---------------------------------------------------------------------------
                                               336,919              300,936
Accumulated depreciation                      (170,124)            (147,529)
---------------------------------------------------------------------------
Property, plant and equipment, net           $ 166,795            $ 153,407
===========================================================================

Customer deposits                            $   4,114            $   2,159
Accrued expenses                                39,757               60,075
---------------------------------------------------------------------------
Other current liabilities                    $  43,871            $  62,234
===========================================================================

NOTE 3. SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION

             Dollars in Thousands                       2002       2001          2000
--------------------------------------------------------------------------------------
Cash payments for interest and income taxes:
   Interest                                           $  1,520   $ 6,093        $4,662
   Taxes                                              $ 21,503   $ 1,865        $6,974

NOTE 4. ACCOUNTS RECEIVABLE

      Dollars in Thousands                              2001       2001
-------------------------------------------------------------------------
Billed receivables                                    $ 77,208   $ 75,131
Unbilled receivables                                    21,530     36,959
Allowance for doubtful accounts                         (6,023)    (4,123)
-------------------------------------------------------------------------
Accounts receivable, net                              $ 92,715   $107,967
=========================================================================

Unbilled receivables represent the excess of revenues recognized on percentage of completion contracts over amounts billed. These amounts will become billable as the Company achieves certain contractual milestones. Substantially all of the unbilled amounts at December 31, 2002 are expected to be billed during 2003.

Billed receivables include retainage amounts of $4,351,000 and $5,581,000 at December 31, 2002 and 2001, respectively. Substantially all of the retainage amounts are expected to be collected within one year.

NOTE 5. INVESTMENTS IN AFFILIATED COMPANIES

The Company's investments in the following affiliates are accounted for under the equity method. The principal business activities of these foreign affiliates involve the production, sale and distribution of treated or bottled water, the sale of membranes, equipment and replacement parts, and the ownership and operation of water treatment facilities.

                                                                         OWNERSHIP
                       AFFILIATE                                         PERCENTAGE
-----------------------------------------------------------------------------------
Aqua Cool Kuwait - Kuwait                                                   49%
Aqua Cool Saudi Arabia - Saudi Arabia                                       40%
Aqua Design Ltd. - Cayman Islands                                           39%
Carmel Desalination Ltd. - Israel                                           33%
Desalination Company of Trinidad and Tobago Ltd. - Trinidad                 40%
Grupo Empresarial de Mejoramiento Ambiental, S. de R.L.
     de C.V. - Mexico                                                       20%
Jalal-Ionics - Bahrain                                                      40%
Magan Desalination Ltd. - Israel                                            49%
Toray Membrane America, Inc. - Massachusetts, USA                           43%
UTE El Reventon - Spain                                                     50%
UTE Tamaino - Spain                                                         50%
Utilities Development Company, W.L.L. - Kuwait                              25%
Watlington Waterworks, Ltd. - Bermuda                                       26%
Yuasa-Ionics Co., Ltd. - Japan                                              50%

The Company's percentage ownership interest in affiliates may vary from its interest in the earnings of such affiliate.

Activity in investments in affiliated companies:

            Dollars in Thousands                     2002        2001       2000
----------------------------------------------------------------------------------
Investments at end of prior year                   $ 23,798    $ 18,310   $ 10,752
Equity in earnings, net                               3,443       1,396      1,623
Distributions received                               (3,734)     (1,511)    (2,092)
Cumulative translation
 adjustments and other                                 (344)        804        (99)
Reclassification of Agrinord S.r.l.
 resulting from change in
 ownership interest                                       -           -     (1,389)
Reclassification to long-term notes
 receivable from Utilities Development Company         (775)          -          -
Additional investments                                  230       4,799      9,515
----------------------------------------------------------------------------------
Investments at end of current year                 $ 22,618    $ 23,798   $ 18,310
==================================================================================

At December 31, 2002 and 2001, the Company's equity in the net assets of its affiliates was $20.6 million and $21.9 million, respectively. The difference between the carrying amount and the underlying equity in net assets is being amortized into equity over the estimated useful life of the related intangible asset.

Grupo Empresarial de Mejoramiento Ambiental, S. de R.L. C.V. ("GEMA") was formed in 1991. GEMA was incorporated to design and construct wastewater treatment plants and provide wastewater collection, treatment, conduction and distribution services. The carrying value of the Company's investment in GEMA was approximately $3.8 million and $4.6 million, respectively, at December 31, 2002 and 2001, and is included in "Investments in affiliated companies" in the Consolidated Balance Sheets. During 2002 and 2001, the Company received $2.2 million and $1.4 million, respectively, of cash dividends from GEMA.

Summarized financial information of GEMA is presented as follows (dollars in thousands):

                                      December 31,
                                ----------------------
                                  2002          2001
                                --------      --------
Current assets                  $ 16,375      $ 16,417
Non-current assets                37,428        47,188
                                --------      --------
Total assets                    $ 53,803      $ 63,605
                                ========      ========

Current liabilities             $ 10,288      $ 10,310
Non-current liabilities           24,381        30,466
                                --------      --------
Total liabilities               $ 34,669      $ 40,776
                                ========      ========

                                Years ended December 31,
                                ------------------------
                                  2002            2001
                                --------        --------
Sales                           $ 38,803        $ 35,800
Cost of sales                     13,586          12,960
Operating income                  20,370          17,817
Income before income taxes        14,743          15,954
Net income                         9,910          11,227

NOTE 6. DISCONTINUED OPERATIONS

On August 14, 2003, the Company's management and Board of Directors approved a plan of disposition to sell its consumer chemical business, the Elite Consumer Products division in Ludlow, MA, which is part of the Company's Consumer Water Group segment. Accordingly, the Company's consolidated financial statements and notes have been reclassified to reflect this business as a discontinued operation in accordance with Financial Accounting Standards Board Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

The Company recorded asset impairment charges related to its decision to abandon plans to commence bleach-manufacturing operations in Elkton, Maryland. In 2001 and 2000, these impairment charges amounted to $0.7 million and $2.0 million, respectively. The Elkton plant and equipment were part of a Company strategy to expand bleach manufacturing in the mid-Atlantic market. This strategy included the potential acquisition by the Company of a regional bleach manufacturer, but negotiations relating to the potential acquisition ceased during the fourth quarter of 2000. The impairment charge recorded in 2000 was consequently derived by writing off the net book value of specific equipment for which there was no salvage value or anticipated use within the Company. Due to overcapacity in the bleach manufacturing industry (as evidenced by the exit of other bleach manufacturers in the Northeast), the Company was subsequently unable during 2001 to utilize or otherwise sell the remaining equipment and consequently wrote off the remaining $0.7 million net book value.

The summary of operating results from discontinued operations is as follows:

                                                   For the years ended December 31,
                                                   --------------------------------
                                                     2002       2001        2000
                                                   --------------------------------
Net sales                                          $15,044    $ 18,579    $  16,493
Gross margin                                           546       1,667        1,189
                                                   -------    --------    ---------

(Loss) income from discontinued operations,
      before income tax                               (101)          9       (1,912)
Income tax (benefit) expense                           (39)          3         (736)
                                                   -------    --------    ---------

(Loss) income from discontinued operations,
      net of tax                                   $   (62)   $      6    $  (1,176)
                                                   =======    ========    =========

Assets and liabilities from discontinued operations at December 31, 2002 and 2001 consisted of the following:

                                                  December 31,   December 31,
                                                      2002           2001
                                                  ------------   ------------
Working capital assets                            $     13,286   $     13,869
Property, plant and equipment, net                       7,330          8,330
                                                  ------------   ------------
Assets from discontinued operations               $     20,616   $     22,199
                                                  ============   ============

Liabilities from discontinued operations          $        486   $        732

NOTE 7. IMPAIRMENT OF LONG-LIVED ASSETS

During 2001 and 2000, the Company wrote down approximately $12.3 million and $1.3 million, respectively, of impaired long-lived assets. In 2001, the write-downs included approximately $9.2 million to reduce the carrying value of assets held for sale related to the Company's divestiture of its majority-owned Malaysian subsidiary and $3.1 million of goodwill associated with previous acquisitions.

In late 2001, the Company began negotiations to sell its majority-owned Malaysian subsidiary to the subsidiary minority shareholders. In early 2002, the Company had signed a term sheet for the disposition of the Malaysian subsidiary and the sale was completed in May 2002. Accordingly, at December 31, 2001, the Company recorded an impairment charge of approximately $9.2 million, representing the difference between the Company's 55% ownership interest in the net asset value of the Malaysian subsidiary (principally property, plant and equipment, and goodwill) and the anticipated net proceeds from the sale of the subsidiary of approximately $1.0 million.

Additionally, $0.8 million of goodwill impairment was recognized in 2000 relating to an acquisition made in 1996.

NOTE 8. GOODWILL AND INTANGIBLE ASSETS

In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," amortization of goodwill was discontinued as of January 1, 2002. All of the Company's intangible assets are subject to amortization. The Company did not record any reclassification of amounts of intangible assets into or out of the amounts previously reported as goodwill. As of June 30, 2002, the Company completed the transitional goodwill impairment test and determined that no adjustment to goodwill was necessary.

The following tables reflect the adjustments to selected consolidated financial information to present pro forma amounts which exclude amortization of goodwill:

                                                                         (Amounts in thousands, except per share amounts)
                                                                                  For the years ended December 31,
                                                                         ------------------------------------------------
                                                                           2001                                   2000
                                                                         --------                              ---------
Income (loss) from continuing operations                                 $ 44,695                              $    (694)
Goodwill amortization, net of tax                                           2,188                                  2,228
                                                                         --------                              ---------
Adjusted income from continuing operations                               $ 46,883                              $   1,534
                                                                         ========                              =========

Reported basic earnings (loss) from continuing operations per share      $   2.61                              $   (0.04)
Goodwill amortization, net of tax                                            0.13                                   0.14
                                                                         --------                              ---------
Adjusted basic earnings from continuing operations per share             $   2.74                              $    0.10
                                                                         ========                              =========

Reported diluted earnings (loss) from continuing operations per share    $   2.59                              $   (0.04)
Goodwill amortization, net of tax                                            0.13                                   0.14
                                                                         --------                              ---------
Adjusted diluted earnings from continuing operations per share           $   2.72                              $    0.10
                                                                         ========                              =========

The changes in the carrying amount of goodwill for the years ended December 31, 2002 and 2001 are as follows:

                                            Equipment   Ultrapure   Consumer    Instrument
                                            Business      Water       Water      Business
         Dollars in thousands                 Group       Group       Group        Group     Corporate      Total
------------------------------------------------------------------------------------------------------------------
Balance December 31, 2000                   $  11,920   $  17,524   $ 20,741    $   1,864    $       -    $ 52,049

Goodwill acquired during the year                   -           -        141            -            -         141
Sale of Aquacool                                    -           -    (18,865)           -            -     (18,865)
Impairment losses                                   -      (9,222)         -       (1,794)           -     (11,016)
Amortization expense                             (595)       (767)    (1,337)         (70)           -      (2,769)
Cumulative translation adjustment/other            35        (481)      (139)           -            -        (585)
------------------------------------------------------------------------------------------------------------------
Balance December 31, 2001                      11,360       7,054        541            -            -      18,955

GOODWILL ACQUIRED DURING THE YEAR                   -         597          -            -            -         597
CUMULATIVE TRANSLATION ADJUSTMENT/OTHER           263         (18)       321            -            -         566
------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 2002                   $  11,623   $   7,633   $    862    $       -    $       -    $ 20,118
==================================================================================================================

The Company's net intangible assets included in other assets in the Consolidated Balance Sheets consist principally of patents and trademarks. At December 31, 2002 and 2001 the gross carrying value of these intangible assets was approximately $2.6 million and $1.5 million, respectively, and the accumulated amortization was $0.6 million and $0.3 million, respectively. All of the Company's intangible assets are subject to amortization and are amortized on a straight-line basis over a period ranging up to 20 years. Amortization expense for intangible assets is estimated to be approximately $0.3 million in 2003 through 2005, $0.2 million in 2006 and $0.1 million in 2007.

NOTE 9. COMMITMENTS AND CONTINGENCIES

Litigation

The Company and its Chief Executive Officer and Chief Financial Officer have been named as defendants in a class action lawsuit captioned Jerome Deckler v. Ionics, Inc., et al., filed in the U.S. District Court, District of Massachusetts in March 2003. Plaintiff alleges violations of the federal securities laws relating to the restatement of the Company's financial statements for the first and second quarters of 2002 announced in November 2002. The Company believes the allegations in the lawsuit are without merit and intends vigorously to defend the litigation. While the Company believes that the litigation will have no material adverse impact on its financial condition, results of operations or cash flows, the litigation process is inherently uncertain and the Company can make no assurances as to the ultimate outcome of this matter.

The Company is involved in the normal course of its business in various other litigation matters, some of which are in the pre-trial discovery stages. The Company believes that none of the other pending matters will have an outcome material to the Company's financial position or results of operations or cash flows.

The Company was notified in 1992 that it is a potentially responsible party
(PRP) at a Superfund Site, Solvent Recovery Services of New England in Southington, Connecticut. Ionics' share of assessments to date for site work and administrative costs totals approximately $77,000. The United States Environmental Protection Agency ("EPA") has not yet issued a decision regarding clean-up methods and costs. However, based upon the large number of PRPs identified, the Company's small volumetric ranking (approximately 0.5%) and the identities of the larger PRPs, the Company believes that its liability in this matter will not have a material effect on the Company or its financial position, results of operations or cash flows.

In 2002, Sievers Instruments, Inc. ("Sievers"), a wholly owned subsidiary of the Company, filed a patent infringement suit in the United States District Court for the District of Colorado against Anatel Corporation and against Anatel's acquiring company, Hach Company ("Anatel"). The suit alleges that Anatel's manufacture and sale of its Model 643 organic carbon analyzer unlawfully copied and interfered with sales of Sievers' TOC 400 total organic carbon analyzer in that the Model 643 infringes certain claims of Sievers' U.S. patents No. 5,976,468 and No. 6,271,043. The suit further asserts that the continuing sale of calibration standards by Anatel constitutes infringement. The defendants have raised certain defenses, withdrawn the accused product from the market, and introduced a redesigned analyzer. Defendants have asked the Court to rule that their redesigned analyzer does not infringe, and the Court has not yet issued its decision. The case is in early stages of discovery.

Other

From time to time, the Company enters into joint ventures with respect to specific projects, including the projects in Trinidad, Kuwait and Israel described below. Each joint venture arrangement is independently negotiated based on the specific facts and circumstances of the project, the purpose of the joint venture company related to the project, as well as the rights and obligations of the other joint venture partners. Generally, the Company has structured its project joint ventures so that the Company's obligation to provide funding to the underlying project or to the joint venture entity is limited to its proportional capital contribution, which can take the form of equity or subordinated debt. Except in situations that are negotiated with a specific joint venture entity as discussed below, the Company has no other commitment to provide for the joint venture's working capital or other cash needs. In addition, the joint venture entity typically obtains third-party debt financing for a substantial portion of the project's total capital requirements. In these situations, the Company is typically not responsible for the repayment of the indebtedness incurred by the joint venture entity. In connection with certain joint venture projects, the Company may also enter into contracts for the supply and installation of the Company's equipment during the construction of the project, for the operation and maintenance of the facility once it begins operation, or both. These commercial arrangements do not require the Company to commit to any funding for working capital or any other requirements of the joint venture company. As a result, the Company's exposure with respect to its joint ventures is typically limited to its debt and equity investments in the joint venture entity, the fulfillment of any contractual obligations it has to the joint venture entity and the accounts receivable owing to the Company from the joint venture entity.

In the second quarter of 2002, construction was completed on the first four (out of five) phases of the Trinidad desalination facility owned by Desalination Company of Trinidad and Tobago Ltd. ("Desalcott"), in which the Company has a 40% equity interest, and the facility commenced water deliveries to its customer, the Water and Sewerage Authority of Trinidad and Tobago. In 2000, the Company acquired 200 ordinary shares of Desalcott for $10 million and loaned $10 million to Hafeez Karamath Engineering Services Ltd. ("HKES"), the founder of Desalcott and promoter of the Trinidad desalination project, to enable HKES to acquire an additional 200 ordinary shares of Desalcott. Prior to those investments, HKES owned 100 ordinary shares of Desalcott. As a result, the Company currently owns a 40% equity interest in Desalcott, and HKES currently owns a 60% equity interest in Desalcott.

The Company's $10 million loan to HKES is included in notes receivable, long-term on the Company's Consolidated Balance Sheets. The loan bears interest at a rate equal to 2% above the London Interbank Offered Rate (LIBOR), with interest payable starting October 25, 2002 and every six months thereafter and at maturity. Prior to maturity, however, accrued interest payments (as well as principal payments) are payable only to the extent dividends or other distributions are paid by Desalcott on the ordinary shares of Desalcott owned by HKES and pledged to the Company. Principal repayment is due in 14 equal installments commencing on April 25, 2004 and continuing semiannually thereafter. The loan matures and is payable in full on April 25, 2011. The loan is secured by a security interest in the shares of Desalcott owned by HKES and purchased with the borrowed funds, which is subordinate to the security interest in those shares in favor of the Trinidad bank that provided the construction financing for Desalcott. In addition, any dividends or other distributions paid by Desalcott to HKES must be applied to loan payments to the Company.

In 2000, Desalcott entered into a "bridge loan" agreement with a Trinidad bank providing $60 million in construction financing. Effective November 8, 2001, the loan agreement was amended to increase maximum borrowings to $79.9 million. The Company is obligated to lend up to $10 million to Desalcott as an additional source of funds for project completion costs once all bridge loan proceeds have been expended. However, the bridge loan of $79.9 million and the $20 million equity provided to Desalcott (together with the additional $10 million dollars the Company is obligated to lend to Desalcott) have not provided sufficient funds to pay all of Desalcott's obligations in completing construction and commissioning of the project prior to receipt of long-term financing. Included in Desalcott's obligations is approximately $30.1 million payable to the Company's Trinidad subsidiary for equipment and services purchased in connection with the construction of the facility. The Company currently intends to convert $10 million of this amount into a loan to Desalcott to satisfy the Company's loan commitment described above. The terms of this loan are currently being negotiated with Desalcott. Although the Company currently anticipates that Desalcott will pay its remaining outstanding obligations to the Company's subsidiary partially out of cash flow from the sale of water and from the proceeds from new long-term debt financing, Desalcott has disputed certain amounts payable under the construction contract, and this matter is now subject to the dispute resolution procedures of the contract. The Company does not believe resolution of these matters will have a material impact on its results of operations or cash flows. Desalcott has received proposals for new long-term debt financing, including a term sheet and a draft term loan agreement from the Trinidad bank which provided the bridge loan and is currently negotiating the terms of the financing. Such new long-term debt financing may not be completed on terms acceptable to Desalcott, or at all. Moreover, although the Trinidad bank that made the bridge loan to Desalcott has not required repayment of the bridge loan, which matured on September 1, 2002, pending completion of the long-term debt financing. There can be no assurance that the bank will not exercise its rights and foreclose on its collateral, in which event the Company's equity investment in, and receivable from, Desalcott as well as the loan receivables from HKES would all be at risk.

During 2001, the Company acquired a 25% equity interest in a Kuwaiti project company, Utilities Development Company W.L.L. ("UDC"), which was awarded a concession agreement by an agency of the Kuwaiti government for the construction, ownership and operation of a wastewater reuse facility in Kuwait. During the second quarter of 2002, UDC entered into agreements for the long-term financing of the project, and accordingly the Company commenced recognizing revenue in accordance with American Institute of Certified Public Accountants Statement of Position No. SOP 81-1. At December 31, 2002, the Company had invested a total of $2.6 million in UDC as equity contributions and subordinated debt. The Company is committed to make additional contributions of equity or subordinated debt to UDC of $15.9 million over a two to three year period.

In 2001, the Company entered into agreements with an Israeli cooperative society and an Israeli corporation for the establishment of Magan Desalination Ltd. ("MDL") as an Israeli project company in which the Company has a 49% equity interest. In August 2002, MDL entered into a concession contract with a state-sponsored water company for the construction, ownership and operation of a brackish water desalination facility in Israel. At December 31, 2002, the Company had not yet made an equity investment in MDL, and had deferred costs of approximately $0.6 million relating to the design and development work on the project. The Company currently anticipates that it will invest approximately a total of $1.2 million in MDL for its 49% equity interest. MDL is currently seeking approximately $7.2 million of debt financing for the project. If MDL is unable to obtain such debt financing, the Company would expense all its deferred costs relating to the project and any investment the Company may have made in MDL, but would incur no other liability, inasmuch as no performance bond has been issued for the project.

In January 2002, the Company entered into agreements with two Israeli corporations giving the Company the right to a one-third ownership interest in an Israeli project company, Carmel Desalination Ltd. ("CDL"). On October 28, 2002, CDL was awarded a concession agreement by the Israeli Water Desalination Agency (established by the Ministry of Finance and the Ministry of Infrastructure) for the construction, ownership and operation of a major seawater desalination facility in Israel. At December 31, 2002, the Company made an equity investment of $0.2 million in CDL, and had deferred costs of approximately $0.4 million relating to the engineering design and development work on the project. If CDL obtains long-term project financing, the Company's total equity investment to be made in CDL would be approximately $8.0 million. The timing of such investment will depend upon the terms of the long-term financing agreement. The terms of the concession agreement require that long-term financing be obtained by April 2003 and CDL has requested an extension to October 2003 to obtain such financing. Although the Company currently anticipates that CDL will obtain long-term financing for the project, if CDL is unable to obtain such financing, the Company would expense all its deferred costs relating to the project and any investment the Company may have made in CDL (estimated to be approximately $0.8 million by the time of the closing of the long-term financing). Additionally, the Company could incur its one-third proportionate share ($2.5 million) of liability under a $7.5 million performance bond issued on behalf of CDL.

On December 31, 2001, the Company completed the sale of its Aqua Cool Business in the United States, United Kingdom and France to affiliates of Perrier-Vittel S.A., a subsidiary of Nestle S.A. (Nestle). As a result of final purchase price adjustments based on the number of customers and working capital levels, and the resolution of certain claims made by Nestle, the Company and Nestle reached final agreement on a purchase price of approximately $207.0 million in the first quarter of 2003. As a result of such adjustments, the Company realized an additional net pre-tax gain of $8.2 million in 2002. The 2002 pre-tax gain is net of direct and incremental costs of the transaction including approximately $3.4 million of non-recurring management and employee compensation. In connection with the final resolution, the $10 million held in escrow pursuant to the divestiture agreement and approximately $2.9 million in cash from the Company were delivered to Nestle effective as of March 31, 2003.

Guarantees and Indemnifications

In the normal course of business, the Company issues letters of credit to customers, vendors and lending institutions as guarantees for payment, performance or both under various commercial contracts into which it enters. Bid bonds are also sometimes obtained by the Company as security for the Company's commitment to proceed with a project if it is the successful bidder. Performance bonds are typically issued for the benefit of the Company's customers as financial security for the completion or performance by the Company of its contractual obligations under certain commercial contracts. These instruments are not reflected on the Company's balance sheet as a liability because they will not result in a liability to the Company unless the Company fails to perform the contractual obligations which are secured by the corresponding instrument. In the past, the Company has not incurred significant liabilities or expenses as a result of the use of these instruments. Approximately $136.6 million and $77.3 million of these guarantees were outstanding at December 31, 2002 and 2001, respectively. Approximately 48% of the guarantees outstanding at December 31, 2002 are scheduled to expire in 2003. These instruments were executed with creditworthy institutions.

Under its By-laws, the Company has an obligation to indemnify its directors and officers to the extent legally permissible against liabilities reasonably incurred in connection with any action in which such individual may be involved by reason of such individual being or having been a director or officer of the Company.

The Company has agreements to provide additional consideration in a business combination to the seller if contractually specified conditions related to the acquired entity are achieved. At December 31, 2002, the Company's exposure on these liabilities was not material to its financial position and results of operations.

The Company provided such guarantees after considering the economics of the transaction, and the liquidity and credit risk of the other party in the transaction. The Company believes that the likelihood is remote that any such arrangement could have a significant adverse effect on its financial position, results of operation or liquidity. The Company records liabilities, as disclosed above, for such guarantees based on the Company's best estimate of probable losses which considers amounts recoverable under any recourse provisions.

NOTE 10. LONG-TERM DEBT AND NOTES PAYABLE

         Dollars in thousands                  2002          2001
------------------------------------------------------------------
Borrowings outstanding                       $13,804       $24,383
Less installments due within one year          4,134        14,257
------------------------------------------------------------------
Long-term debt and notes payable             $ 9,670       $10,126
==================================================================

The Company maintains several foreign lines of credit. The Company's primary domestic credit facility, a $30 million line of credit with FleetBank, expired on March 26, 2003. The Company is currently negotiating a new credit line with FleetBank, which will provide for lower total borrowings in light of the Company's current cash position. The Company also maintains other international unsecured credit facilities under which the Company may borrow up to an aggregate of $8.4 million. At December 31, 2002, the Company's total outstanding borrowings, including long-term debt, under all of its existing credit facilities were $13.8 million.

The Company had no outstanding borrowings at December 31, 2002 and borrowings of $10.0 million at December 31, 2001 against its domestic lines of credit.

Maturities of borrowings outstanding for the five years ending December 31, 2003 through 2007 are approximately $4.1 million, $1.4 million, $1.4 million, $1.5 million, $1.5 million and $3.9 million thereafter, respectively.

Under foreign lines of credit, excluding those related to specific project financing, the Company had approximately $8.4 million available for borrowing at interest rates ranging from 5.4% to 9.0% at December 31, 2002. The Company had outstanding borrowings of $2.9 million and $7.7 million against these lines of credit at December 31, 2002 and 2001, respectively.

The Company has arranged lines of credit totaling $10.0 million for its controlled affiliate in Barbados to provide project financing for a desalination plant at LIBOR plus 2.0% (3.4% at December 31, 2002) for its $6.4 million line, at a fixed rate of 8.0% for its $2.7 million line and at a fixed rate of 8.75% for its $0.9 million line. These lines of credit are payable in equal quarterly installments over a ten-year period which began in 2000. The controlled affiliate had outstanding borrowings of $7.4 million and $8.3 million against these lines of credit at December 31, 2002 and 2001, respectively.

The Company utilizes other short-term bank loans to finance working capital requirements for certain business units. These loan and note agreements contain certain financial covenants relating to working capital, cash flow, capital expenditures and consolidated tangible net worth. The weighted-average interest rate on all borrowings was 6% at both December 31, 2002 and 2001.

NOTE 11. INCOME TAXES

The components of domestic and foreign income from continuing operations before income taxes and minority interest were as follows:

      Dollars in Thousands                   2002         2001        2000
----------------------------------------------------------------------------
U.S.                                       $   734      $ 4,260     $(15,062)
Non-U.S.                                    10,036       81,934       14,750
----------------------------------------------------------------------------
Income (loss) before income tax
   expense and minority interest           $10,770      $86,194     $   (312)
============================================================================

Income tax (expense) benefit consisted of the following:

     Dollars in Thousands                    2002         2001        2000
----------------------------------------------------------------------------
Federal                                    $   (68)     $ (7,960)   $ 3,275
Foreign                                     (3,187)      (37,246)    (5,304)
State                                         (233)       (2,720)       637
---------------------------------------------------------------------------
Current provision                           (3,488)      (47,926)    (1,392)
---------------------------------------------------------------------------
Federal                                     (1,071)         (605)       (94)
Foreign                                       (156)        6,316      1,546
State                                         (232)          (21)       (40)
---------------------------------------------------------------------------
Deferred (provision) benefit                (1,459)        5,690      1,412
---------------------------------------------------------------------------
Income tax (expense) benefit               $(4,947)     $(42,236)   $    20
===========================================================================

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. At December 31, 2002, the tax effects of the temporary differences were:

                                                                      DEFERRED
                                                      DEFERRED           TAX
Dollars in Thousands                                 TAX ASSETS      LIABILITIES
--------------------------------------------------------------------------------
Depreciation                                         $       -       $    12,628
Amortization                                                 -             1,670
Inventory valuation                                      1,382                 -
Bad debt reserves                                        1,384                 -
Legal                                                      970                 -
Accrued commissions                                        558                 -
Profit on sales to foreign subsidiaries                    726                 -
Insurance accruals                                         580                 -
U.S. tax on unrepatriated earnings                           -            13,358
Alternative minimum tax credits                          3,370                 -
Foreign withholding taxes on
     undistributed earnings                                  -             1,594
Foreign deferred taxes                                   4,881             1,160
Tax effect of currency translation loss                  5,111                 -
Net operating loss carryforwards                         4,209                 -
Miscellaneous                                            9,922             5,674
--------------------------------------------------------------------------------
                                                        33,093            36,084
Valuation allowance for deferred tax assets             (3,739)                -
--------------------------------------------------------------------------------
Deferred income taxes                                $  29,354       $    36,084
================================================================================

The United States statutory corporate tax rate is reconciled to the Company's effective tax rate for continuing operations as follows:

                                                2002        2001          2000
--------------------------------------------------------------------------------
U.S. Federal statutory rate                     35.0%       35.0%          34.0%
Foreign sales corporation/ETI exclusion         (3.5)       (0.7)         250.1
Goodwill                                           -         6.6         (245.2)
State income taxes, net of
     federal tax benefit                         3.6         2.1          122.0
Foreign rate differential                       (8.4)       (3.6)         382.3
U.S. tax on non-permanently reinvested
     foreign earnings                            5.2         4.3         (437.4)
Net change in valuation allowance               10.8         5.3              -
Non-deductible charges                           1.3         0.2          (99.4)
Other, net                                       1.9        (0.2)             -
-------------------------------------------------------------------------------
Effective tax rate                              45.9%       49.0%           6.4%
===============================================================================

At December 31, 2002, the Company had unused tax loss carryforwards of $13.8 million which expire beginning in 2010. Because of the uncertainty of the realization of the tax benefits of losses incurred in certain foreign jurisdictions, the Company has established $3.7 million as a valuation allowance at December 31, 2002. $2.1 million of deferred tax benefit related to the minimum pension liability adjustment recorded in other comprehensive income has been included in other assets at December 31, 2002. Additionally, $0.7 million of current deferred tax liability has been included in income taxes payable at December 31, 2002.

The Company has elected not to provide tax on certain undistributed earnings of its foreign subsidiaries which it considers to be permanently reinvested. The cumulative amount of such unprovided taxes was approximately $9.7 million, $8.2 million and $5.1 million as of December 31, 2002, 2001 and 2000, respectively.

NOTE 12. STOCKHOLDERS' EQUITY

Stock Option Plans

Under the Company's 1997 Stock Incentive Plan ("1997 Plan"), incentive stock options, non-qualified stock options, and long-term performance awards may be awarded to officers and other key employees and to consultants. The 1997 Plan contains an automatic addition provision under which a number of shares equal to two percent (2%) of the Company's outstanding stock were added to the 1997 Plan at the end of each of the four fiscal year-ends following adoption of the 1997 Plan, commencing on December 31, 1997 and ending December 31, 2000. At December 31, 2002 and 2001, there were 775,323 and 637,023 shares, respectively, reserved for issuance of additional options under the 1997 Plan after giving effect to the automatic addition provision. Options granted under the 1997 Plan have a term of 10 years and vest over a five-year period, except that options become fully vested if an option holder retires after reaching age 65. Only non-qualified stock options have been granted under the 1997 Plan.

Under the Company's 1986 Stock Option Plan for Non-Employee Directors ("1986 Plan"), which has now expired, options were granted at a price not less than the fair market value of the stock at the date of grant. The options become fully exercisable after a six-month period, are exercisable only during certain "window" periods, and have a term of ten years and one day. As of December 31, 2002 and 2001, 0 and 29,000 shares, respectively, were reserved for issuance of additional options under the 1986 Plan. The 1986 Plan expired effective December 31, 2002.

On February 25, 2003 the Company adopted the 2003 Non-Employee Directors Stock Option Plan ("2003 Plan") to replace the expired 1986 Plan, subject to the approval of the stockholders at the 2003 annual meeting. Under the 2003 Plan, options will be granted at a price not less than the fair market value of the stock at the date of grant. The options become fully exercisable after a six month period and have a term of ten years. Subject to stockholder approval, a total of 200,000 shares have been reserved for issuance under the 2003 Plan.

The Company has adopted a restricted stock plan ("1994 Plan") under which shares of common stock may be granted to officers and other key employees of the Company. Restrictions on the sale of such common stock typically lapse over a five-year vesting period. No shares were granted under the 1994 Plan in 2002 or 2001. In 2000, 17,937 shares were granted under the restricted stock plan to an executive officer. The executive officer subsequently terminated his employment with the Company in 2000, and the restricted stock was forfeited pursuant to the 1994 Plan. As of December 31, 2002, a total of 280,178 shares remain reserved for issuance under the 1994 Plan.

On August 19, 1998, the Company adopted the 1998 Non-Employee Directors' Fee Plan ("Fee Plan"). The Fee Plan permits non-employee directors to elect to receive payment of their annual retainer fee in common stock instead of cash. The valuation of the common stock is based on the last reported sales price of the common stock on the New York Stock Exchange on the trading date next preceding the date of the Board meeting at which payment will be made. Annual retainer fees are paid in two equal installments during the year. A total of 83,423 shares were reserved for issuance under the Fee Plan as of December 31, 2002.

A summary of the status of the Company's stock option plans as of December 31, 2002, 2001 and 2000 and changes during the years ending on those dates is presented below:

                                              2002                2001               2000
                                       -----------------   -----------------  ------------------
                                                WEIGHTED            Weighted            Weighted
                                                 AVERAGE             Average             Average
                                                EXERCISE            Exercise            Exercise
Options in Thousands                   OPTIONS    PRICE    Options    Price   Options     Price
--------------------------------------------------------   -----------------  ------------------
Outstanding at end of prior year        2,889   $  28.77    3,226   $  28.38   2,734    $  30.04
Granted                                   790      21.54       65      26.94     941       22.28
Exercised                                 (73)     22.91     (229)     21.84    (163)      16.74
Canceled                                 (103)     29.87     (173)     30.22    (286)      30.70
------------------------------------------------------------------------------------------------
Outstanding at end of current year      3,503   $  27.21    2,889   $  28.77   3,226    $  28.38
Options exercisable at year-end         2,085   $  30.24    1,873   $  30.88   1,835    $  30.86

The weighted average fair value of options granted were $9.95, $11.32 and $9.65 per option during 2002, 2001 and 2000, respectively.

The following table summarizes the information about stock options outstanding at December 31, 2002:

OPTIONS IN THOUSANDS             OPTIONS OUTSTANDING    OPTIONS EXERCISABLE
---------------------------------------------------------------------------------
                                WEIGHTED
                                 AVERAGE     WEIGHTED                   WEIGHTED
                                REMAINING    AVERAGE                    AVERAGE
   RANGE OF          NUMBER     CONTRACT     EXERCISE      NUMBER       EXERCISE
EXERCISE PRICES   OUTSTANDING     YEARS       PRICE      EXERCISABLE      PRICE
---------------------------------------------------------------------------------
$19.75-$23.74       1,695         7.3      $  21.24           525       $  20.88
$24.24-$26.50         364         3.0         24.51           341       $  24.45
$27.06-$27.88          61         4.6         27.56            35       $  27.55
$28.00-$29.88         777         5.8         29.48           601       $  29.45
$30.00-$33.81          44         7.6         31.98            21       $  32.93
$42.38-$48.18         562         3.8         43.43           562       $  43.43
--------------------------------------------------------------------------------
$19.75-$48.18       3,503         5.9      $  27.21         2,085       $  30.24

Other Plans

The Company has a Section 401(k) stock savings plan under which 150,000 shares have been registered with the Securities and Exchange Commission for purchase on behalf of employees. Shares are normally acquired for the plan in the open market. Through December 31, 2002, no shares had been issued under the plan.

The Company has adopted a Renewed Stockholder Rights Plan designed to protect stockholders against abusive takeover tactics. Each share of common stock now carries one right. Each right entitles the holder to purchase from the Company one share of common stock (or in certain circumstances, to receive cash, property or other securities of the Company) at a purchase price of $175 subject to adjustment. In certain circumstances, rights become exercisable for common stock (or a combination of cash, property or other securities of the Company) worth twice the exercise price of the right. The rights are not exercisable until the occurrence of certain events as defined in the Renewed Stockholder Rights Plan. The rights may be redeemed by the Company at $.01 per right at any time unless certain events occur. Unless redeemed earlier, the rights, which have no voting power, expire on August 19, 2007.

NOTE 13. EARNINGS PER SHARE CALCULATIONS (EPS)

Dollars and shares in thousands,
Except per share amounts                  FOR THE YEAR ENDED 2002        For the Year Ended 2001        For the Year Ended 2000
--------------------------------------------------------------------  -----------------------------  -----------------------------
                                         INCOME                         Income                         Loss
                                          FROM                           from                          from
                                       CONTINUING          PER SHARE  Continuing          Per Share  Continuing          Per Share
                                       OPERATIONS  SHARES   AMOUNT    Operations  Shares   Amount    Operations  Shares   Amount
                                       -----------------------------  -----------------------------  -----------------------------
Basic EPS
     Income (loss) from continuing
        operations available to
        common stockholders            $    4,854  17,541  $    0.28  $   44,695  17,106  $    2.61  $     (694) 16,243  $   (0.04)
     Effect of dilutive stock options           -     130          -           -     140      (0.02)          -       -          -
--------------------------------------------------------------------  -----------------------------  -----------------------------
Diluted EPS                            $    4,854  17,671  $    0.27  $   44,695  17,246  $    2.59  $     (694) 16,243  $   (0.04)
====================================================================  =============================  =============================

The effect of dilutive stock options excludes those stock options for which the impact would have been antidilutive based on the exercise price of the options. The number of options that were antidilutive at December 31, 2002, 2001 and 2000 were 1,818,000, 608,750 and 1,649,000, respectively. The number of options that were antidilutive at December 31, 2000 include 175,000 shares whose dilutive effect was included as a result of the Company's net loss.

NOTE 14. OPERATING LEASES

The Company leases equipment, primarily for industrial water purification and, until December 31, 2001, bottled water coolers to customers through operating leases. The original cost of this equipment was $114.7 million and $95.3 million at December 31, 2002 and 2001, respectively. The accumulated depreciation for such equipment was $51.4 million and $42.7 million at December 31, 2002 and 2001, respectively. The bottled water coolers were sold on December 31, 2001 as part of the sale of the Company's bottled water business.

At December 31, 2002, future minimum rentals receivable under noncancelable operating leases in the years 2003 through 2007 and later were approximately $32.9 million, $28.8 million, $26.4 million, $25.7 million, $23.9 million and $123.4 million, respectively.

The Company leases facilities and personal property under various operating leases. Future minimum payments due under lease arrangements are as follows:
$4.0 million in 2003, $3.7 million in 2004, $2.7 million in 2005, $1.7 million in 2006 and $3.5 million in 2007 and later. Rent expense under these leases was approximately $4.2 million, $7.0 million and $5.7 million for 2002, 2001 and 2000, respectively.

NOTE 15. PROFIT-SHARING AND PENSION PLANS

The Company has a contributory profit-sharing plan (defined contribution plan) which covers employees of the Company who are members of the Fabricated Products Group of the Bridgeville division. The Company contributions to the defined contribution plan are made from the group's pre-tax profits, may vary from 8% to 15% of participants' compensation, and are allocated to participants' accounts in proportion to each participant's respective compensation. Company contributions were $446,000, $375,000 and $300,000 in 2002, 2001 and 2000, respectively.

The Company also has a contributory defined benefit pension plan ("Retirement Plan") for all other domestic employees. Benefits are based on years of service and the employee's average compensation. The Company's funding policy is to contribute annually an amount that can be deducted for federal income tax purposes. The plan's assets are comprised of money market funds, equity funds, short-term bonds and intermediate-term bonds. In 2002, the Board of Directors approved a "prior period update" to January 1, 1996, so that the base monthly salary for participants in the Retirement Plan at each January 1 prior to January 1, 1996 is deemed to be the same as it was on January 1, 1996.

The following table sets forth the defined benefit plan's funded status and amounts recognized in the Company's balance sheets at December 31, 2002 and 2001:

Dollars in Thousands                                  2002        2001
------------------------------------------------------------------------
Change in Benefit Obligation:
   Benefit obligation as of prior year-end          $ 19,494    $ 15,799
   Service cost                                        1,446       1,285
   Interest cost                                       1,397       1,206
   Assumption changes                                      -        (205)
   Actuarial loss                                      1,868       1,500
   Expenses paid                                         822         660
   Benefits paid                                      (1,275)       (751)
------------------------------------------------------------------------
Projected benefit obligation                        $ 23,752    $ 19,494
========================================================================

Change in Plan Assets:
   Fair value of plan assets as of prior year-end   $ 14,297    $ 14,923
   Actual return on plan assets                         (124)        248
   Company contributions                               2,890           -
   Expenses paid                                        (123)       (123)
   Benefits paid                                      (1,275)       (751)
------------------------------------------------------------------------
Fair value of plan assets                           $ 15,665    $ 14,297
========================================================================

Funded Status:
   Funded status as of year-end                     $ (8,087)   $ (5,197)
   Unrecognized transition asset                         (44)        (97)
   Unrecognized prior service cost                       266         299
   Unrecognized net actuarial loss                     9,773       5,822
   Intangible asset                                     (267)       (300)
   Accumulated other comprehensive loss               (5,782)     (2,617)
------------------------------------------------------------------------
Accrued benefit cost                                $ (4,141)   $ (2,090)
========================================================================

The Company determined the defined benefit plan's funded status and amounts recognized in the Company's balance sheet and the expense of the defined benefit plan using the following assumptions: expected return on plan assets of 7.0% at December 31, 2002 and 9.0% at December 31, 2001 and 2000; rate of compensation increase of 5.0% at December 31, 2002, 2001 and 2000; and a discount rate of 6.50%, 7.00%, and 7.50% at December 31, 2002, 2001 and 2000, respectively.

Net periodic benefit cost consisted of the following:

Dollars in Thousands                         2002        2001        2000
---------------------------------------------------------------------------
Components of Net Periodic Benefit Cost:
   Service cost                            $  1,446    $  1,285    $  1,055
   Interest cost                              1,397       1,206       1,107
   Expected return on plan assets            (1,372)     (1,309)     (1,445)
   Amortization of transition asset             (53)        (53)        (53)
   Amortization of prior service cost            33          37          37
   Recognized net actuarial loss                356         141           -
---------------------------------------------------------------------------
Net periodic benefit cost                  $  1,807    $  1,307    $    701
===========================================================================

The Ionics Section 401(k) Stock Savings Plan is available to substantially all U.S. employees of the Company.

Employees may contribute from 1% to 12% of compensation subject to certain limits. The Company matches 50% of employee contributions allocated to the Company's common stock up to 6% of their salary. The Company recognized expense of $659,000, $725,000 and $716,000 in 2002, 2001 and 2000, respectively, under this plan.

In 1996, the Company's Board of Directors adopted a Supplemental Executive Retirement Plan for officers and key employees of the Company ("SERP"). The purpose of the SERP is to permit officers and other key employees whose base salary exceeds the maximum pay upon which retirement benefits may be accrued in any year to accrue retirement benefits on base salary in excess of that amount, equivalent to the benefits that would have been accrued under the Retirement Plan if base salary levels over that amount could be taken into account in calculating benefits under the Retirement Plan. The Company recognized expense of $98,000 and $50,000 in 2002 and 2000, respectively. No expense was recognized in 2001. The liability accrued as of December 31, 2002 and 2001 related to the plan was $505,000 and $406,000, respectively. The SERP is administered by the Compensation Committee of the Board of Directors.

The Company generally does not provide post-retirement health care benefits to its employees or any other post-retirement benefits other than those described above.

NOTE 16. FINANCIAL INSTRUMENTS

Off-Balance-Sheet Risk

On December 31, 2002, the Company entered into a series of U.S. dollar/euro forward contracts with the intent of offsetting the foreign exchange risk associated with forecasted cash flows related to an ongoing project. Because the contracts were executed on the last day of the year, the fair market value of the contracts is zero. In future periods, the fair market value of the contracts will be recorded in either the current assets or current liabilities section of the Consolidated Balance Sheets. End of period changes in the market value of the contracts will be recorded as a component of other comprehensive income in the "Stockholders' Equity" section of the Consolidated Balance Sheets.

In 2002, the Company also entered into a foreign exchange contract to hedge the balance sheet exposure related to an intercompany loan. The fair market value of the contract, which was immaterial, was recorded in the "Other current assets" section of the Consolidated Balance Sheets. The end of period change in the fair market value of the contract which was immaterial, was recorded in income.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash equivalents, investments, trade accounts receivable and notes receivable. The credit risk of cash equivalents and investments is low as the funds are primarily invested in money market investments and in Spanish Government securities. The Company's concentrations of credit risk with respect to trade accounts receivable and notes receivable is considered low. The Company's customer base is spread across many different industries and geographies, and the Company obtains guarantees or letters of credit for many of its foreign orders.

Fair Value of Financial Instruments

The carrying amounts of cash equivalents, investments, accounts payable and accrued expenses closely approximate their fair values as these items have relatively short maturities and are highly liquid. Based on market information, the carrying amounts of notes receivable and debt approximate their fair values.

Investments in Marketable Securities

Realized gains and losses from the sale of debt and equity securities during fiscal 2002 and 2001 were not significant.

Long-term investments, maturing in 2004 and 2005, which the Company intends to hold to maturity have been recorded at a net cost of $1.5 million and $2.1 million at December 31, 2002 and 2001, respectively. At December 31, 2002 and 2001, the Company also had short-term investments of $1.0 million and $21,000, respectively, which the Company intends to hold to maturity. The cost of these investments approximates fair value.

NOTE 17. ACQUISITIONS AND DIVESTITURES

Acquisitions

In June 2002, the Company's Australian subsidiary acquired the business and assets of Rudd Brothers, an Australian wholesale and retail distributor of chemical and cleaning products, for approximately $0.6 million in cash. This acquisition has been accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired based on their estimated fair values at the date of acquisition. The assets acquired consist primarily of property, plant and equipment, inventory, and certain intangibles. The results of operations of Rudd Brothers have been included in the Company's statements of operations from the date of acquisition. Pro forma results of operations have not been presented, as the effect of this acquisition on the Company's consolidated results of operations was not material.

In July 2002, the Company acquired the business and assets of the EnChem division of Microbar Incorporated. The purchase price was $0.4 million in cash plus additional contingent payments to be made over a five-year period based on the profitability of the acquired business. This acquisition has been accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired based on their estimated fair values at the date of acquisition. The assets acquired consist primarily of patents and other intellectual property, inventory and equipment, and are used for wastewater treatment in the semiconductor industry. The results of operations of the EnChem division have been included in the Company's statements of operations from the date of acquisition. Pro forma results of operations have not been presented, as the effect of this acquisition on the Company's consolidated results of operations was not material.

Divestitures

In May 2002, the Company completed its planned divestiture of its 55% equity interest in a Malaysian affiliate, which had previously been treated as "held for sale" and included in "Other current assets" at December 31, 2001. Included in the Company's first half results were revenues of $4.2 million and a $0.4 million pre-tax loss resulting from Malaysian operations. For the second quarter of 2002, revenues totaled $1.6 million and pre-tax profit amounted to $0.2 million, including a gain of approximately $0.7 million on the sale of the Company's equity interest in the Malaysian subsidiary, which is included in "Selling, general and administrative" expenses.

On December 31, 2001, the Company completed the sale of its Aqua Cool Pure Bottled Water business operations in the United States, the United Kingdom and France to affiliates of Perrier-Vittel, S.A., a subsidiary of Nestle, S.A. for approximately $220 million, of which $10 million was placed in escrow pursuant to the terms of the divestiture agreement. The Aqua Cool Business had sales of $76.2 million in 2001 and $67.2 million in 2000, losses before taxes and interest of $0.6 million in 2001 and $0.9 million in 2000. The Company's Consolidated Financial Statements and accompanying Notes reflect the operating results of the Aqua Cool Business as a continuing operation in the Consumer Water Group through December 31, 2001. The amount of the purchase price was subject to final adjustment based on the number of customers and working capital levels as defined in the divestiture agreement. Including reserves established for any purchase price adjustments and direct and incremental costs, the Company recorded a pre-tax gain on the sale amounting to $102.8 million in 2001. As a result of final purchase price adjustments based on the number of customers and working capital levels, and the resolution of certain claims made by Nestle, the Company and Nestle reached final agreement on a purchase price of approximately $207.0 million in the first quarter of 2003 and the $10 million held in escrow and approximately $2.9 million in cash from the Company were delivered to Nestle effective as of March 31, 2003. As a result of such adjustments, the Company realized an additional pre-tax gain of $8.2 million in 2002.

NOTE 18. SEGMENT INFORMATION

In 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Since 1998, the Company has been reporting four "business group" segments corresponding to a "business group" structure put into place in the latter part of 1998. Starting in 2002, as part of the matrix organization, the lease of trailers for the production of ultrapure water is included in the results of the Ultrapure Water Group, rather than the Equipment Business Group, where such results had been included through 2001. In addition, the Company's non-consumer bleach-based chemical supply business, which through 2001 had been included in the results of the Equipment Business Group, is included in the results of the Ultrapure Water Group starting in 2002. The discussion and financial results contained in this Annual Report on Form 10-K reflect these changes for all periods presented. These segments are summarized as follows:

Equipment Business Group - The EBG engages in the following activities:

- Manufacture and sale of water purification and treatment equipment and processes from components to turnkey plants, including:

         - membrane-based equipment for seawater or brackish water desalination;

         -        membrane-based equipment for surface water treatment;

         - equipment for wastewater treatment, including membrane-based equipment; brine concentrators, crystallizers and evaporators (zero liquid discharge (ZLD) equipment); and traditional wastewater treatment equipment.

- Supply of water for drinking and industrial use through ownership and/or operation of desalination or other water treatment facilities.

- Fabrication of specialty metal components for industrial and defense-related applications.

- Provision of food processing services through oversight for customers of whey-processing activities using the Company's membrane-based systems.

Ultrapure Water Group - The UWG engages in the following activities:

- Manufacture and sale of equipment, from components to turnkey systems, utilizing various membrane-based and other technologies for the production of ultrapure (very highly purified) water to customers in various industries including microelectronics, pharmaceuticals and power generation.

- Production and sale of ultrapure and high quality process water through ownership and/or operation of ultrapure water facilities.

- Production of sodium hypochlorite and related chlor-alkali chemicals for industrial, municipal, commercial and other non-consumer applications (prior to 2002, this activity was part of EBG).

- Leasing of trailer-based ultrapure water equipment (prior to 2002, this activity was part of the EBG).

-        Manufacture and sale of ozone-generation equipment.

-        Regeneration of ion-exchange resin for industrial customers.

Consumer Water Group - Until December 31, 2001, the largest business group within the CWG was the Company's Aqua Cool Pure Bottled Water division, which engaged in the U.S., U.K. and France in the production of purified drinking water and water deliveries in five-gallon bottles to homes and offices. This business was sold on December 31, 2001 to subsidiaries of Perrier-Vittel, S.A. The Company retains equity ownership interests in certain joint ventures in the bottled water business in Saudi Arabia, Kuwait and Bahrain. The CWG continues to engage in the following activities:

- Manufacture and sale of "point-of-entry" home water treatment equipment, including ion-exchange water conditioners to "soften" hard water and bacteriostatic treatment equipment, and related chemicals and media for filtration and treatment.

- Manufacture and sale of "point-of-use" over- and under-the-sink water purifiers.

- Provision of consumer finance services in connection with the sale of home water treatment equipment.

Instrument Business Group - The IBG engages in the following activities:

- Manufacture and sale of laboratory and on-line instruments for the measurement of impurities in water ranging in quality from ultrapure process water to wastewater, including:

         -        total organic carbon (TOC) analyzers;

         -        on-line boron analyzers;

         - instruments for the measurement of other water-borne contaminants, including total carbon, sulfur, nitric oxide, and total oxygen demand, and;

         -        instruments for the detection of thin layers of oil on water.

Geographic Areas

Revenues are reflected in the country from which the sales are made. Long-lived assets include all long-term assets except for notes receivable. No foreign country's revenues from sales to unaffiliated customers or long-lived assets were material.

Included in the United States segment are export sales of approximately 11%, 19% and 15% for 2002, 2001 and 2000, respectively. Including these U.S. export sales, the percentages of total revenues attributable to activities outside the U.S. were 40%, 44% and 42% in 2002, 2001 and 2000, respectively.

Additional information about the Company's business segments is set forth in the following table:

Information about the Company's operations by geographic area follows:

                                      UNITED
      DOLLARS IN THOUSANDS            STATES        INTERNATIONAL       TOTAL
----------------------------------------------------------------------------------
2002
REVENUE - UNAFFILIATED CUSTOMERS   $     191,434    $     116,725    $     308,159
REVENUE - AFFILIATED COMPANIES             6,263            5,905           12,168
                                   -----------------------------------------------
   TOTAL REVENUE                         197,697          122,630          320,327
LONG-LIVED ASSETS                        144,694           84,836          229,530
----------------------------------------------------------------------------------

2001
Revenue - unaffiliated customers   $     281,117    $     145,817    $     426,934
Revenue - affiliated companies            20,826              393           21,219
                                   -----------------------------------------------
   Total Revenue                         301,943          146,210          448,153
Long-lived assets                        131,920           85,523          217,443
----------------------------------------------------------------------------------

2000
Revenue - unaffiliated customers   $     286,854    $     151,480    $     438,334
Revenue - affiliated companies            19,724                -           19,724
                                   -----------------------------------------------
   Total Revenue                         306,578          151,480          458,058
Long-lived assets                        172,211          127,162          299,373
----------------------------------------------------------------------------------

No single country outside the United States contributed more than 10% in 2002, 2001 or 2000 of the Company's total revenues.

Additional information about the Company's business segments is set forth in the following table:

                                                       Equipment   Ultrapure    Consumer   Instrument
                                                        Business     Water       Water      Business
                 Dollars in Thousands                    Group       Group       Group        Group    Corporate     Total
-----------------------------------------------------------------------------------------------------------------------------
2002
Revenue - unaffiliated customers                       $  154,378  $  102,407  $   23,633  $   27,741  $        -  $  308,159
Revenue - affiliated companies                             11,695           -          74         399           -      12,168
Inter-segment transfers                                     2,521       2,743           -       1,568      (6,832)          -
Gross profit - unaffiliated                                40,127      23,984      13,240      16,022           -      93,373
Gross profit - affiliated                                     967           -          37         199           -       1,203
Equity income (loss)                                        2,638           7         953           -        (155)      3,443
Earnings (loss) from continuing operations before
  interest, tax, minority interest, and gain on sale        4,731      (2,171)     (4,274)      3,920      (1,844)        362
Interest income                                                 -           -           -           -           -       3,463
Interest expense                                                -           -           -           -           -      (1,215)
Income from continuing operations before income taxes,
  minority interest, and gain on sale                           -           -           -           -           -       2,610
Capital employed                                          201,900     125,103      57,252      27,716      39,986     451,957
Identifiable assets                                       297,948     139,383     106,328      30,729      11,007     585,395
Investments in affiliated companies                        20,285           -       2,333           -           -      22,618
Goodwill                                                   11,623       7,633         862           -           -      20,118
Other intangible assets                                     1,009         740           -         279           -       2,028
Depreciation and amortization                               8,843      11,864         795         971         295      22,768
Capital expenditures                                       13,382      17,250         626       1,037         492      32,787
=============================================================================================================================
2001
Revenue - unaffiliated customers                       $  161,565  $  133,605  $  105,169  $   26,595  $        -  $  426,934
Revenue - affiliated companies                             20,571           -         203         445           -      21,219
Inter-segment transfers                                     2,521       2,743           -       1,568      (6,832)          -
Gross profit - unaffiliated                                34,808      26,457      48,139      13,839           -     123,243
Gross profit - affiliated                                     217           -         102         223           -         542
Equity income (loss)                                        1,441          68         (57)          -         (56)      1,396
Earnings (loss) from continuing operations before
  interest, tax, minority interest, and gain on sale        4,161      (5,490)     (1,575)        942     (10,525)    (12,487)
Interest income                                                 -           -           -           -           -       1,013
Interest expense                                                -           -           -           -           -      (5,166)
Income from continuing operations before income taxes,
  minority interest, and gain on sale                           -           -           -           -           -     (16,640)
Capital employed                                          190,319     130,154      63,493      31,062      32,708     447,736
Identifiable assets                                       289,045     126,943      49,453      25,641     118,433     609,515
Investments in affiliated companies                        20,983           -       2,815           -           -      23,798
Goodwill                                                   11,360       7,054         541           -           -      18,955
Other intangible assets                                       823          23         162         305           -       1,313
Depreciation and amortization                               8,510      12,567      12,288         997         285      34,647
Capital expenditures                                        9,612      16,135      11,656       1,015         751      39,169
=============================================================================================================================
2000
Revenue - unaffiliated customers                       $  162,060  $  156,396  $   91,460  $   28,418  $        -  $  438,334
Revenue - affiliated companies                             18,961           -         371         392           -      19,724
Inter-segment transfers                                     6,087       3,444           -       3,088     (12,619)          -
Gross profit - unaffiliated                                32,900      32,492      40,623      15,820           -     121,835
Gross profit - affiliated                                     970           -         186         196           -       1,352
Equity income (loss)                                          976         (20)        667           -           -       1,623
Earnings (loss) from continuing operations before           5,694       6,777       1,038       2,598     (12,796)      3,311
  interest, tax, and minority interest
Interest income                                                 -           -           -           -           -       1,286
Interest expense                                                -           -           -           -           -      (4,909)
Loss from continuing operations before income taxes
  and minority interest                                         -           -           -           -           -        (312)
Capital employed                                          120,061     176,432     164,819      34,126     (52,621)    442,817
Identifiable assets                                       221,488     175,421     163,281      18,454     (11,141)    567,503
Investments in affiliated companies                        15,394          44       2,872           -           -      18,310
Goodwill                                                   11,920      17,524      20,741       1,864           -      52,049
Other intangible assets                                       926          39         179         316                   1,460
Depreciation and amortization                               7,598      11,685      11,784       1,098         144      32,309
Capital expenditures                                          705      21,019      13,990         766       1,687      38,167
=============================================================================================================================

NOTE. 19. SELECTED QUARTERLY FINANCIAL DATA AS RESTATED (UNAUDITED)

                                                         Earnings    Earnings
                                                           from        from
                                                        Continuing  Continuing
                                              Income    Operations  Operations
Dollars in Thousands                           from        Per         Per
     Except Per                    Gross    Continuing    Basic      Diluted
   Share Amounts       Revenues    Profit   Operations    Share       Share
------------------------------------------------------------------------------
2002
First Quarter         $  75,947   $ 22,440  $    1,430  $     0.08  $     0.08
Second Quarter           76,457     24,278       1,185        0.07        0.07
Third Quarter            83,485     22,797         387        0.02        0.02
Fourth Quarter           84,438     25,061       1,852        0.11        0.11
------------------------------------------------------------------------------
                      $ 320,327   $ 94,576  $    4,854  $     0.28  $     0.27
==============================================================================

                                                         Earnings    Earnings
                                                           from        from
                                                        Continuing  Continuing
                                              Income    Operations  Operations
Dollars in Thousands                           from        Per         Per
     Except Per                    Gross    Continuing    Basic      Diluted
   Share Amounts       Revenues    Profit   Operations    Share       Share
------------------------------------------------------------------------------
2001
First Quarter         $  117,795  $ 35,362  $    2,808  $     0.17  $     0.17
Second Quarter           109,882    34,730       4,114        0.24        0.24
Third Quarter            113,652    33,119       4,005        0.23        0.23
Fourth Quarter           106,824    20,574      33,768        1.93        1.92
------------------------------------------------------------------------------
                      $  448,153  $123,785  $   44,695  $     2.61  $     2.59
==============================================================================

The Company's consolidated financial statements for the three months ended March 31, 2002 and June 30, 2002 and the six months ended June 30, 2002 were restated primarily as a result of intercompany transactions including transactions between the Company and its French subsidiary that were erroneously recorded at the subsidiary level. The restatement resulted primarily from the French subsidiary's failure to properly record intercompany adjustments necessary to correct errors on its books, which became apparent to the Company's corporate management during the preparation of the Company's consolidated financial statements for the three- and nine-month periods ended September 30, 2002. These adjustments primarily affected accounting entries related to revenues from sales of spare parts and expenses related to project cost overruns, sales support costs and severance costs. These adjustments, which increased the historical pre-tax loss at the French subsidiary in the quarters ended March 31, 2002 and June 30, 2002 and the forecast of the French subsidiary's pre-tax losses for the year ended December 31, 2002, resulted in the Company's determination that it was more likely than not that the Company would not fully realize future tax benefits associated with the French subsidiary's net operating losses. Accordingly, the Company's income tax expense and its effective annual tax rate for the three months ended June 30, 2002 were increased. In addition, the restatement reflected other adjustments that primarily consisted of corrections to various otherwise immaterial accounting errors that were identified during the preparation of the Company's consolidated financial statements for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002. The restatement did not materially impact any items on the Company's consolidated balance sheets as of March 31, 2002 and June 30, 2002. The following table presents a summary of the impact of the restatements on the Company's consolidated statements of operations for the three months ended March 31, 2002 and the three and six months ended June 30, 2002.

                                                        (Amounts in thousands, except per share amounts)
                                                               Three months ended March 31, 2002
                                                             -------------------------------------
                                                             As originally
                                                               reported                As restated
                                                             -------------             -----------
Revenues                                                     $      76,282             $    75,946
Costs and expenses                                                  74,389                  74,744
Income from continuing operations                                    1,893                   1,202
Income from continuing operations before
       income taxes and minority interest                            3,218                   2,527
Income tax expense                                                   1,089                     833
Minority interest in earnings                                          261                     264
Income from continuing operations                                    1,868                   1,430
Basic earnings from continuing operations per share          $        0.10             $      0.08
Diluted earnings from continuing operations per share        $        0.09             $      0.08

                                                        (Amounts in thousands, except per share amounts)
                                                               Three months ended June 30, 2002
                                                             -------------------------------------
                                                             As originally
                                                               reported                As restated
                                                             -------------             -----------
Revenues                                                     $      76,281             $    76,457
Costs and expenses                                                  74,360                  75,125
Income from continuing operations                                    1,921                   1,332
Income from continuing operations before
       and minority interest                                         3,195                   2,606
Income tax expense                                                   1,082                   1,260
Minority interest in earnings                                           79                     161
Income from continuing operations                                    2,034                   1,185
Basic earnings from continuing operations per share          $        0.12             $      0.07
Diluted earnings from continuing operations per share        $        0.12             $      0.07

                                                                Six months ended June 30, 2002
                                                             -------------------------------------
                                                             As originally
                                                               reported                As restated
                                                             -------------             -----------
Revenues                                                     $     152,564             $   152,404
Costs and expenses                                                 148,749                 149,869
Income from continuing operations                                    3,814                   2,534
Income from continuing operations before
       and minority interest                                         6,413                   5,133
Income tax expense                                                   2,171                   2,093
Minority interest in earnings                                          340                     425
Income from continuing operations                                    3,903                   2,616
Basic earnings from continuing operations per share          $        0.22             $      0.15
Diluted earnings from continuing operations per share        $        0.22             $      0.15